The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to the notes has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement is not an offer to sell the notes and it is not soliciting an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-171054
Subject to completion, dated December 9, 2010
Preliminary prospectus supplement
(To prospectus dated December 9, 2010)

HeartWare International, Inc.
$100,000,000
     % Convertible Senior Notes due 2017
Interest payable June 15 and December 15

We are offering $100 million principal amount of our  % Convertible Senior Notes due 2017. The notes will bear interest at a rate of     % per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2011. The notes will mature on December 15, 2017.

Prior to February 1, 2011, holders may not convert their notes under any circumstances. On or after February 1, 2011 and prior to June 15, 2017, holders may convert their notes at their option only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on March 31, 2011 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined below) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such trading day; or (3) upon the occurrence of specified corporate events. On or after June 15, 2017 until the close of business on the business day immediately preceding the maturity date, holders may convert their notes at any time, regardless of whether any of the foregoing conditions has been met. Upon conversion, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

The conversion rate will initially be           shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $      per share of common stock). The conversion rate will be subject to adjustment upon the occurrence of certain events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances.

We may not redeem the notes prior to maturity. No sinking fund is provided for the notes.

If we undergo a fundamental change (as defined below under “—Fundamental change permits holders to require us to repurchase notes”), holders may require us to repurchase for cash all or part of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our senior unsecured obligations and will rank senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our future unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries.

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Our common stock is listed on The NASDAQ Global Market under the symbol “HTWR.” The last reported sale price of our common stock on The NASDAQ Global Market on December 8, 2010 was $88.90 per share. Our shares of common stock also trade in the form of CHESS Depository Interests (“CDIs”), each CDI representing one thirty-fifth of a share of our common stock, on the Australian Securities Exchange (“ASX”) under the symbol “HIN” as of November 13, 2008. On December 8, 2010, the closing price of the CDIs was AU $2.60 per share.

Concurrently with this offering of notes, a selling stockholder, Apple Tree Partners I, L.P., our largest shareholder, is making a public offering of 1,000,000 shares of our common stock (or 1,150,000 shares if the underwriters for such offering exercise their over-allotment option in full), which we refer to herein as the Apple Tree Offering. The offering of notes hereby is not contingent upon the Apple Tree Offering, and the Apple Tree Offering is not contingent on the offering of notes hereby.

Investing in the notes involves a high degree of risk. See “Risk factors” beginning on page S-11 of this prospectus supplement.

	Per note	Total

Public offering price[1]	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

(1)	Plus accrued interest, if any, from December , 2010.

We have granted the underwriters the right to purchase, exercisable within a 30-day period, up to an additional $15 million principal amount of notes, solely to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about December   , 2010.

Sole book-running manager
J.P. Morgan

December   , 2010

Prospectus supplement

Prospectus

i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our notes by us and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated December 9, 2010, which gives more information about us and the types of securities that we may issue, some of which does not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, the information contained in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recently dated document will control. The information in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we may file and the documents incorporated by reference herein and therein is accurate only as of their respective dates or on the other dates specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus, or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability or, any other information that others may give you.

Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. For the avoidance of doubt, this prospectus supplement does not constitute an offer or invitation in Australia or to an Australian resident and no offer of securities is being made in Australia or to an Australian resident. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the notes and the distribution of this prospectus supplement outside the United States. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus that we may file together with the additional information described under “Where you can find additional information and incorporation of certain information by reference” before making an investment decision. You should not assume that the information contained in or incorporated by reference in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part, and you may obtain copies of those documents as described below under “Where you can find additional information and incorporation of certain information by reference.” We urge you to read that registration statement, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein in their entirety, including all amendments, exhibits, schedules and amendments thereto.

As used in this prospectus supplement, “HeartWare,” “the Company,” “HeartWare Group,” “we,” “us” and “our” refer to HeartWare International, Inc. and its consolidated subsidiaries, HeartWare Pty. Limited, HeartWare, Inc., HeartWare GmbH and HeartWare (UK) Limited.

ii

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain, or will contain, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are based on our management’s beliefs, assumptions and expectations and on information currently available to our management. Generally, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements, which generally are not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation:

•	our expectations with respect to regulatory submissions and approvals such as FDA approval of our expected premarket approval application for our HeartWare Ventricular Assist System for a bridge-to-transplant indication;

•	our expectations with respect to our clinical trials, including enrollment in or completion of our clinical trials;

•	our expectations with respect to the integrity or capabilities of our intellectual property position;

•	our ability to commercialize our existing products;

•	our ability to develop and commercialize new products; and

•	our estimates regarding our capital requirements and financial performance, including profitability.

Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on our forward-looking statements because they speak only as of the date when made. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by federal securities laws and the rules and regulations of the SEC. We may not actually achieve the plans, projections or expectations disclosed in our forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described under the heading “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our periodic reports filed with the SEC and under the heading “Risk factors” in this prospectus supplement and the accompanying prospectus and those risks and uncertainties described in the documents incorporated by reference herein or therein or in any free writing prospectus that we may file. Investors should read this entire prospectus supplement and consult their respective financial, legal or other professional adviser in relation to the subject matter herein, especially as it pertains to our risks and uncertainties outlined in Part I, Item 1A of our most recent annual report on Form 10-K as well as in Part II, Item 1A of any of our quarterly reports since the date of the most recent annual report on Form 10-K, together with the information provided in our other public filings with the SEC.

iii

Prospectus supplement summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. This summary does not contain all of the information you should consider before investing in the notes offered hereby. You should read this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus carefully, including the risks of investing in the notes discussed under “Risk factors,” the financial statements and notes and other information included elsewhere or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related company free writing prospectus before making an investment decision.

Overview

HeartWare is a medical device company focused on the development and sale of implantable blood pumps for the treatment of advanced heart failure.

The HeartWare® Ventricular Assist System (the “HeartWare System”), which includes a left ventricular assist device, or blood pump, patient accessories and surgical tools, is designed to provide circulatory support for patients with advanced heart failure. The core of the HeartWare System is a proprietary continuous flow blood pump, the HVAD Pump, which is a full-output device capable of pumping up to 10 liters of blood per minute.

In January 2009, the HeartWare System received Conformite Europenne (“CE”) Marking approval, which allows us to market and sell the device in Europe. Our first commercial sale in Europe occurred in March 2009. The HeartWare System is also sold to customers located in the US through our clinical trials and under special access in Australia and Canada.

In April 2008, we received conditional Investigational Device Exemption (“IDE”) approval from the United States Food and Drug Administration (“FDA”) to enroll 150 patients in a bridge-to-transplant clinical study in the United States (called “ADVANCE”). Full IDE approval for the HeartWare System was received from the FDA in September 2008 and, in October 2009 we received FDA approval to expand the number of participating sites from 28 to 40 centers.

In August 2008, our first US patient received the HeartWare System at the Washington Hospital Center in Washington, DC, marking the commencement of our ADVANCE trial. In February 2010, we completed enrollment in this trial with 140 patients receiving the HeartWare System. The remaining 10 patients were enrolled but did not receive an implant of the HeartWare System because they failed to meet the trial’s inclusion and exclusion criteria after being enrolled.

In April 2010, the FDA approved an IDE Supplement that allowed us to enroll up to an additional 54 patients in our ADVANCE trial under a Continued Access Protocol (“CAP”). In August 2010, we completed enrollment of this initial allotment of 54 patients and in September 2010, the FDA granted a second allotment of 54 patients. The CAP makes the HeartWare System available to patients and clinicians while also providing additional data for the FDA to evaluate prior to determining whether or not to approve the HeartWare System. The CAP patients will be enrolled and followed under a modified protocol of the ADVANCE trial.

In June 2010, we received conditional IDE approval from the FDA to begin enrollment in our destination therapy clinical study for the HeartWare System. Designed to enroll up to 450 patients at 50 US hospitals, the non-inferiority study, which is named “ENDURANCE,” is a randomized, controlled, unblinded, multi-center clinical trial to evaluate the use of the HeartWare System as a destination therapy in advanced heart failure patients. The study population will be selected from patients with end-stage heart failure who have not responded to standard medical management and who are ineligible for cardiac transplantation. Patients in the study will be randomly selected to receive either the HeartWare System or, as part of a control group they will be implanted with any alternative left ventricular assist device (“LVAD”) approved by the FDA for destination therapy, in a 2:1 ratio. Each patient receiving the HeartWare System or control LVAD will be followed to the primary endpoint at two years, with a subsequent follow-up period extending to five years post implant. In August 2010, our first patient was implanted as part of the ENDURANCE trial and we received full IDE approval from the FDA in September 2010.

Beyond the HeartWare System, we are also evaluating our new miniaturized device, known as the MVAD. The MVAD is based on the same technology platform as the HeartWare System but adopts an axial flow, rather than a centrifugal flow, configuration and is being developed in multiple configurations. The MVAD designs are currently at the preclinical stage and undergoing animal studies focused on less invasive implantation techniques. Each of the MVAD configurations is approximately one-third the size of the HVAD Pump. We believe that the MVAD designs will be implantable by surgical techniques that are even less invasive than those required to implant the HVAD Pump.

We began generating revenue from sales of the HeartWare System in August 2008 and have incurred net losses in each year since our inception. We expect our losses to continue as we advance and expand our clinical trial activities in the United States, continue to develop commercial markets outside of the United States and expand our research and development into next generation products including the MVAD.

We are headquartered in Framingham, Massachusetts. We have an operations and manufacturing facility in Miami Lakes, Florida, a small development and operations facility in Sydney, Australia and a small distribution and customer service facility in Hannover, Germany. As of September 30, 2010, we had 196 employees worldwide.

Recent developments

On November 3, 2010, we announced the financial results for our third fiscal quarter ended September 30, 2010.

For the three months ended September 30, 2010, we generated revenues of approximately $13.8 million compared to $7.5 million in revenues for the three months ended September 30, 2009, for an increase of 84%. For the nine months ended September 30, 2010, we generated revenues of $34.3 million compared to $12.0 million for the nine months ended September 30, 2009, for an increase of 186%.

Net loss for the three months ended September 30, 2010 was $7.8 million, or a $0.57 loss per basic and diluted share, compared to a $5.9 million net loss, or a loss of $0.60 per basic and diluted share, for the three months ended September 30, 2009. For the nine months ended September 30, 2010, we recorded a net loss of $22.4 million, or a $1.66 loss per basic and diluted share, compared to a $19.0 million net loss, or a loss of $2.07 per basic and diluted share, for the nine months ended September 30, 2009.

On November 14, 2010, the data from HeartWare’s bridge to heart transplantation (“BTT”) study, ADVANCE, was presented as a clinical trial at the 2010 Scientific Sessions of the American Heart Association by co-principal investigator Keith Aaronson, M.D. M.S., Associate Professor in the Division of Cardiovascular Medicine and Medical Director of the Heart Transplant Program and Center for Circulatory Support at the University of Michigan, on behalf of the ADVANCE investigators.

Results from the ADVANCE clinical study showed that 92% of the investigational device patients met the per protocol primary endpoint of the trial, which was defined as alive on the originally implanted device, transplanted or explanted for recovery at 180 days. Results from the ADVANCE clinical study also demonstrated that 94% of the investigational device patients enrolled in the study achieved a survival endpoint at 180 days, and the study also projected one-year survival of 91% using Kaplan-Meier analysis.

HeartWare’s ADVANCE clinical trial is a Food and Drug Administration approved IDE study designed to evaluate the HeartWare® Ventricular Assist System as a bridge to heart transplantation for patients with end-stage heart failure. Between August 2008 and February 2010, 140 patients at 30 hospitals in the United States received the HeartWare investigational device. The per protocol analysis includes 137 patients in the investigational device cohort.

Results for the comparator arm of the study, derived from 499 contemporaneous patients from the Interagency Registry for Mechanically Assisted Circulatory Support (“INTERMACS”) demonstrated 90% success of the primary endpoint at 180 days, as well as Kaplan-Meier survival at 180 days of 90%, and 86% at 360 days. Based on these results for the primary endpoint of the ADVANCE study, noninferiority of the investigational device was established [p<0.001].

The final implant in ADVANCE was performed in February 2010, and the last follow-up evaluation at 180-days was in August 2010. HeartWare anticipates submission to the FDA of a premarket approval application (“PMA”) seeking approval of the HeartWare System for the bridge-to-transplant indication in December of this year, although we cannot assure you of the exact timing of this submission.

Corporate information

Our principal executive offices are located at 205 Newbury Street, Suite 101, Framingham, Massachusetts. Our telephone number is 1-508-739-0950. Our website address is www.heartware.com. We have included our website address in this prospectus supplement as an inactive textual reference only. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement.

Currency

Unless indicated otherwise in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein, all references to “$”, “U.S.$” or “dollars” refer to United States dollars, the lawful currency of the United States of America. References to “AU$” refer to Australian dollars, the lawful currency of the Commonwealth of Australia, and references to “€” or “Euros” means Euros, the single currency of Participating Member States of the European Union.

Trademarks

HEARTWARE®, HVAD® and MVAD®, KRITON® and various company logos are the trademarks of the Company, in the United States, Australia and other countries. All other trademarks and trade names mentioned in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein are the property of their respective owners.

The offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of notes” section of this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus contain a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our,” and “us” refer to HeartWare International, Inc. and not to its consolidated subsidiaries.

Issuer	HeartWare International, Inc., a Delaware corporation.

Securities	$100 million principal amount of % Convertible Senior Notes due 2017 (plus up to an additional $15 million principal amount solely to cover over-allotments).

Maturity	December 15, 2017, unless earlier converted or repurchased.

Interest	% per year. Interest will accrue from December , 2010 and will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2011. We will pay additional interest, if any, at our election as the sole remedy for a specified period relating to the failure to comply with our reporting obligations as described under “Description of notes—Events of default.”

Conversion rights	Prior to February 1, 2011, holders may not convert their notes under any circumstances.

On or after February 1, 2011, and prior to June 15, 2017, holders may convert their notes at their option in integral multiples of $1,000 principal amount, only under the following circumstances:

• during any calendar quarter commencing after the calendar quarter ending on March 31, 2011 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

• during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of notes—Conversion rights—Conversion upon satisfaction of trading price condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such trading day; or

• upon the occurrence of specified corporate events described under “Description of notes—Conversion rights—Conversion upon specified corporate events.”

On or after June 15, 2017 until the close of business on the business day immediately preceding the maturity date, holders may convert their notes, in integral multiples of $1,000 principal amount, regardless of whether any of the foregoing conditions has been met.

The conversion rate for the notes is initially shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $ per share of common stock), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation in solely cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and number of shares of common stock, if any, due upon conversion will be calculated on a proportionate basis based on daily conversion values (as described herein) over a 25 trading day observation period (as described herein). See “Description of notes—Conversion rights—Settlement upon conversion.”

In addition, following certain corporate events that occur prior to maturity, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances as described under “Description of notes—Conversion rights—Adjustment to conversion rate upon conversion in connection with a make-whole fundamental change.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note.

No redemption	We may not redeem the notes prior to maturity and no “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Fundamental change	If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of notes—Fundamental change permits holders to require us to repurchase notes”), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of notes—Fundamental change permits holders to require us to repurchase notes.”

Ranking	The notes will be our senior unsecured obligations and will rank:

• senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the notes;

• equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated;

• effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

• structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries.

As of September 30, 2010, we had no indebtedness. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option) and the use of proceeds therefrom, our total consolidated indebtedness would have been $100.0 million. See “Risk factors—Risks related to the notes—The notes are effectively subordinated to any liabilities of our subsidiaries.”

The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.

Use of proceeds	We estimate that the proceeds from this offering will be approximately $96,525,000 million (or $111,525,000 million if the underwriters exercise their over-allotment option to purchase additional notes in full), after deducting fees and estimated expenses. We intend to use the net proceeds from the sale of notes for working capital and general corporate purposes, including, but not limited to, expansion of our manufacturing capabilities and/or licensing of or investment in complementary products, technologies or businesses. See “Use of proceeds.”

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the notes	The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

U.S. federal income tax consequences	For the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Certain U.S. federal income tax considerations.”

Concurrent secondary offering of common stock	Concurrently with the offering of notes hereby, a selling stockholder, Apple Tree Partners I, L.P., is making a public offering of 1,000,000 shares of our common stock (or 1,150,000 shares if the underwriters for such offering exercise their over-allotment option in full), which we refer to herein as the Apple Tree Offering. Prior to the consummation of the Apple Tree Offering, Apple Tree Partners I, L.P. beneficially owned approximately 19.3% of our common stock as of December 8, 2010. Seth L. Harrison, the sole managing member of an affiliate of Apple Tree Partners I, L.P., has been a director and deputy chairman and non-executive director of HeartWare Limited and subsequently HeartWare International, Inc., since November 2004 and was Chief Executive Officer of HeartWare, Inc. from July 2003 through November 2004. The offering of notes hereby is not contingent upon the Apple Tree Offering, and the Apple Tree Offering is not contingent on the offering of notes hereby. We will not receive any of the proceeds from the Apple Tree Offering.

Risk factors	Investing in the notes involves a high degree of risk. You should carefully consider the information under “Risk factors” and all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before purchasing any notes.

NASDAQ Global Market symbol for our common stock	Our common stock is listed on The NASDAQ Global Market under the symbol “HTWR.”

Australian Securities Exchange symbol for our common stock	Our shares of common stock also trade in the form of CHESS Depository Interests, each CDI representing one thirty-fifth of a share of our common stock, on the Australian Securities Exchange under the symbol “HIN” since November 13, 2008.

Trustee, paying agent, registrar and conversion agent	Wilmington Trust FSB

Summary consolidated financial data

The following summary consolidated statement of operations data for the years ended December 31, 2009, 2008 and 2007 and the consolidated balance sheet data as of December 31, 2009 and 2008 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K. The summary condensed consolidated statement of operations data for the nine months ended September 30, 2010 and 2009 and the summary condensed consolidated balance sheet data as of September 30, 2010 have been derived from our unaudited condensed consolidated financial statements and related notes, which are incorporated by reference in this prospectus supplement and the accompanying prospectus from our Quarterly Report on Form 10-Q for the nine months ended September 30, 2010. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of only normal, recurring adjustments necessary for the fair presentation of the information set forth therein. The results for the nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the full year or any future period. The historical results included below and elsewhere in this prospectus supplement are not necessarily indicative of our future performance.

You should read the following summary historical financial and other data in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements along with the related notes thereto, incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2010.

	Nine months ended
	September 30,		Year ended December 31,
	2010	2009	2009	2008	2007
(in thousands, except per share data)	(unaudited)

Consolidated Statement of Operations Data:
Revenues, net	$34,276	$11,952	$24,172	$332	$–
Cost of revenues	15,976	6,401	13,211	78	–
Selling, general and administrative expenses	19,238	11,721	16,444	10,981	7,303
Research and development expenses	21,579	9,994	15,067	18,644	14,636
Other income (expense), net	147	(2,834)	(359)	5,607	–
Provision for income taxes	–	–	–	–	–
Net loss	(22,370)	(18,998)	(20,909)	(23,764)	(21,939)
Basic and diluted net loss per share	(1.66)	(2.07)	(2.15)	(3.00)	(3.60)

	As of
	September 30,	As of December 31,
	2010	2009	2008
(in thousands)	(unaudited)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$67,498	$50,835	$20,804
Total assets	129,391	77,953	30,338
Total liabilities	10,232	6,970	3,583
Total stockholders’ equity	119,159	70,983	26,756

Risk factors

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

The risks and uncertainties described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the value of the notes and the price of our common stock to decline, perhaps significantly, and could adversely affect our ability to pay interest and principal on the notes.

Risks related to the notes and the offering

As used in this section, “we,” “our,” and “us” refer to HeartWare International, Inc. and not to its consolidated subsidiaries.

The notes are effectively subordinated to any liabilities of our subsidiaries.

The notes will rank senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our future indebtedness that is not so subordinated; effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all future indebtedness (including trade payables) incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of September 30, 2010, we had no indebtedness. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option) and the use of proceeds therefrom, our total consolidated indebtedness would have been $100 million.

The notes are our obligations only and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our operating subsidiaries. A substantial portion of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay the notes or other debt we may incur.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance the notes or other indebtedness we may incur, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on the notes or other debt obligations we may incur.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the convertible notes and dynamically adjusting their short position while they hold the notes. As a result, any specific rules regulating short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales in our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

At an open meeting on February 24, 2010, the SEC adopted a new short sale price test through an amendment to Rule 201 of Regulation SHO. The amendments to Rule 201 became effective on May 10, 2010 and restrict short selling when the price of a “covered security” has triggered a “circuit breaker” by falling at least 10% in one day, at which point short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Compliance with the amendments to Rule 201 was required by November 10, 2010. Because our common stock is a “covered security,” the new restrictions may interfere with the ability of investors in, and potential purchasers of, the notes, to effect short sales in our common stock and conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes.

In addition, on June 10, 2010 the SEC approved a six-month pilot (the “circuit breaker pilot”) pursuant to which several national securities exchanges and the Financial Industry Regulatory Authority, Inc. (“FINRA”) adopted rules to halt trading in securities included in the S&P 500 Index if the price of any such security moves 10% or more from a sale in a five-minute period. On September 10, 2010, the SEC approved an expansion of the circuit breaker pilot to include component securities of the Russell 1000 Index and over 300 exchange traded funds. Our common stock is not included in either the S&P 500 Index or the Russell 1000 Index and therefore is not subject to the circuit breaker pilot at this time. However, the SEC could further expand the circuit breaker pilot in the future or adopt other rules that limit trading in response to market volatility. Any such additional regulatory actions may decrease or prevent an increase in the market price and/or liquidity of our common stock and/or interfere with the ability of investors in, and potential purchasers of, the notes, to effect hedging transactions in or relating to our common stock and conduct the convertible arbitrage strategy that we believe they will employ, or will seek to employ, with respect to the notes.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, the circuit breaker pilot and any additional regulations may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales in the common stock of a variety of financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible notes issued by many of the financial services companies subject to the prohibition. Any governmental actions that restrict the ability of investors in, or potential purchasers of, the notes to effect short sales in our common stock or to implement hedging strategies, including the recently adopted amendments to Regulation SHO, could similarly adversely affect the trading price and the liquidity of the notes.

On July 21, 2010, the United States enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act. This new legislation may require many over-the-counter swaps to be centrally cleared and traded on exchanges or comparable trading facilities. In addition, swap dealers and major market participants may be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the notes to implement a convertible arbitrage strategy with respect to the notes (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the notes. We cannot predict how this legislation will be implemented by the SEC or the magnitude of the effect that this legislation will have on the trading price or liquidity of the notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement and the accompanying prospectus or the documents we have incorporated by reference in this prospectus supplement and the accompanying prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes.

We may incur substantially more debt or take other actions which would intensify the risks discussed above.

We and our subsidiaries may incur substantial additional debt in the future, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, or securing such debt, or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or required repurchase of the notes.

Holders of the notes will have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, as described under “Description of notes—Fundamental change permits holders to require us to repurchase notes.” In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than cash in lieu of any fractional share), we will be required to make cash payments in respect of the notes being converted as described under “Description of notes—Conversion rights—Settlement upon conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor or notes being converted. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of notes—Conversion rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than cash in lieu of any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, is the subject of recent changes that could have a material effect on our reported financial results.

In May 2008 (and effective for fiscal years beginning after December 15, 2008), the Financial Accounting Standards Board, which we refer to as FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which we refer to as FSP APB 14-1 (and which subsequently was included under FASB Accounting Standards Codification Section 470-20, Debt with Conversion and other Options). Under FSP APB 14-1, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of FSP APB 14-1 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report higher interest expense in our financial results because FSP APB 14-1 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or by laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date a holder receives any shares due upon conversion, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

Your inability to convert the notes prior to February 1, 2011 and the conditional conversion feature of the notes after February 1, 2011 could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to February 1, 2011, you will not be able to convert the notes under any circumstances, including upon the occurrence of a make-whole fundamental change.

In addition, on or after February 1, 2011, and prior to June 15, 2017, you may only convert your notes during specified periods and only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, common stock or combination of cash and common stock, as applicable, into which the notes would otherwise be convertible.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume weighted average prices of our common stock for each trading day in a 25 trading day observation period. As described under “Description of notes—Settlement upon conversion,” this period would be (i) if the relevant conversion date occurs prior to September 15, 2017, the 25 consecutive trading day period beginning on, and including, the third trading day after such conversion date; and (ii) if the relevant conversion date occurs on or after September 15, 2017, the 25 consecutive trading days beginning on, and including, the 27th scheduled trading day immediately preceding the maturity date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will generally be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of notes—Fundamental change permits holders to require us to repurchase notes,” “Description of notes—Conversion rights—Adjustment to conversion rate upon conversion in connection with a make-whole fundamental change” and “Description of notes—Consolidation, merger and sale of assets.”

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which such make-whole fundamental change becomes effective and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described below under “Description of notes—Conversion rights—Adjustment to conversion rate upon conversion in connection with a make-whole fundamental change.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $      per share or less than $      (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the total number of shares of common stock issuable upon conversion exceed           per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of notes—Conversion rights—Conversion rate adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, subdivisions and combinations of our common stock, cash or stock dividends on our common stock, certain issuer tender or exchange offers and the distribution to holders of our common stock of certain rights or warrants, capital stock, indebtedness or assets as described under “Description of notes—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, which may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation of the notes on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Certain U.S. federal income tax considerations.” If you are a Non-U.S. Holder (as defined in “Certain U.S. federal income tax considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the notes. See “Certain U.S. federal income tax considerations.”

Risks related to our common stock

The price of our common stock may fluctuate significantly.

The ordinary shares of HeartWare Limited had been traded on the ASX from January 31, 2005 until November 13, 2008 when the shares of common stock of HeartWare International, Inc. started trading on the ASX in the form of CHESS Depositary Interests, or CDIs, each representing one thirty-fifth of a share of our common stock. The trading price of the common stock and the CDIs, as applicable, has been, and is likely to continue to be, volatile, which means that it could decline substantially within a short period of time. For example, the closing price of our CDIs traded on the ASX has ranged from AU$1.06 to AU$2.75 in the period from January 1, 2010 to December 8, 2010. In addition, our shares of common stock began trading on the NASDAQ Global Market on February 24, 2009. Prior to that time, there had been no public market for our common stock in the United States. The closing price of our shares of common stock traded on the NASDAQ Global Market has ranged from U.S.$33.96 to U.S.$93.76 in the period from January 1, 2010 to December 8, 2010. The price of our common shares, whether traded in the form of common stock or CDIs, could fluctuate significantly for many reasons, including the following:

•	future announcements concerning us or our competitors;

•	regulatory developments, enforcement actions bearing on advertising, marketing or sales, and disclosure regarding completed, ongoing or future clinical trials;

•	quarterly variations in operating results and our liquidity, which we have experienced in the past and expect to experience in the future;

•	introduction of new products or changes in product pricing policies by us or our competitors;

•	acquisition or loss of significant customers, distributors or suppliers;

•	business acquisitions or divestitures;

•	changes in third party reimbursement practices;

•	fluctuations of investor interest in the medical device sector; and

•	fluctuations in the economy, world political events or general market conditions.

In addition, stock markets in general and the market for shares of health care stocks in particular, have experienced extreme price and volume fluctuations in recent years, fluctuations that frequently have been unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of our shares. The market price of our shares could decline below its current price and the market price of our shares may fluctuate significantly in the future. These fluctuations may be unrelated to our performance.

Your interests may differ or conflict with those of our largest shareholder.

As of December 8, 2010, Apple Tree Partners I, L.P., (“Apple Tree”), beneficially owned approximately 19.3% of our outstanding shares and is expected to beneficially own approximately 12.1% of our outstanding shares assuming the completion of the Apple Tree Offering (11.0% if the underwriters for the Apple Tree Offering exercise their over-allotment option in full). As a result, Apple Tree has and is expected to continue to have significant influence over the outcome of any matter, including a change of control, requiring approval of holders of shares. The interests of Apple Tree may differ from or conflict with the interests of other shareholders regarding a potential change of control of us or other matters requiring a vote of shareholders. Apple Tree’s significant influence over us and our subsidiaries may delay or prevent a change in control even if desired by the other holders of shares, which could adversely affect the trading price of the shares.

The sale of our common stock by Apple Tree concurrently with this offering and future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

Concurrently with the offering of notes hereby, a selling stockholder, Apple Tree, is making a public offering of 1,000,000 shares of our common stock (or 1,150,000 shares if the underwriters for the Apple Tree Offering exercise their over-allotment option in full). We will not receive any of the proceeds from the Apple Tree Offering. In the future, we may sell shares of our common stock to raise capital, and, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that such future issuances or the sale of our common stock in the concurrent offering by Apple Tree may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends on our shares, and we currently do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the development and expansion of our products and business. Accordingly, our shareholders will not realize a return on their investment unless the trading price of our shares appreciates.

Anti-takeover provisions in our charter documents and Delaware law may discourage a third party from acquiring us, which could limit our stockholders’ opportunities to sell their shares at a premium.

Certain provisions of our Certificate of Incorporation and By-laws may be considered as having an anti-takeover effect, such as those provisions establishing a classified board of directors, consisting of three classes of directors, and requiring that directors be removed only for cause, authorizing the board of directors to issue from time to time any series of preferred stock and fix the designation, powers, preferences and rights of the shares of such series of preferred stock, prohibiting stockholders from acting by written consent in lieu of a meeting, requiring advance notice of stockholder intention to put forth director nominees or bring up other business at a stockholders’ meeting, and prohibiting stockholders from calling a special meeting of stockholders. We are also subject to Section 203 of the Delaware General Corporation Law, which in general prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless certain conditions specified therein are satisfied. These provisions could have the effect of depriving our stockholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of us in a tender offer or similar transaction.

We may be subject to arbitrage risks.

Investors may seek to profit by exploiting the difference, if any, in the price of our shares of common stock as reflected by the trading price of our CDIs, each representing one thirty-fifth of a share of our common stock, on the ASX and the trading price of our shares of common stock on the NASDAQ Global Market. Such arbitrage activities could cause the price of our securities (as adjusted to reflect the fact that each CDI represents one thirty-fifth of a share of common stock) in the market with the higher value to decrease to the price set by the market with the lower value.

We are currently considering the possibility of delisting our CHESS Depositary Interests from the Australian Securities Exchange. If we should decide to pursue delisting, the market for our common stock in the United States could be disrupted, which would have an adverse affect on our stock price.

We are currently considering delisting our CHESS Depositary Interests from the Australian Securities Exchange. The delisting of our CHESS Depositary Interests from the ASX could disrupt the market for our common stock listed on the NASDAQ Global Market in the United States as a result of the sudden influx onto the NASDAQ Global Market of the shares of our common stock previously represented by CHESS Depositary Interests, which could have an adverse affect on our stock price. In addition, the delisting of our CHESS Depositary Interests from the ASX could have an adverse effect on our ability to raise capital, if needed, on terms acceptable to us.

We may undergo an “ownership change” for U.S. federal income tax purposes, which would limit our ability to utilize net operating losses from prior tax years.

As described in greater detail below, we have incurred net operating losses since our inception. If we undergo an “ownership change” for U.S. federal income tax purposes, our ability to utilize net operating losses from prior years to reduce taxable income in future tax years will be limited by operation of the Internal Revenue Code. Certain changes in the ownership of our common stock, including the sale of our common stock by Apple Tree Partners I, L.P. concurrent with this offering, may result in such an ownership change. We have not determined whether the sale of stock by Apple Tree Partners I, L.P. will cause ownership change for U.S. federal income tax purposes, or the degree to which our net operating losses will be limited if such an ownership change occurs.

Risks related to our business and industry

We have incurred operating losses since our inception and anticipate that we will continue to incur operating losses for the foreseeable future.

We have incurred net losses since our inception, including net losses of $22.4 million for the nine months ended September 30, 2010 and $20.9 million, $23.8 million and $21.9 million for the fiscal years ended December 31, 2009, 2008 and 2007, respectively. We also expect to incur a net loss for the fiscal year ended December 31, 2010. As of December 31, 2009, our accumulated deficit was $97.9 million compared to an accumulated deficit of $120.2 million as of September 30, 2010. Currently, we only have one product approved for sale in Europe. None of our products are approved for commercial sale in the United States although we presently derive revenue from reimbursed sales of the HeartWare system for use in clinical trials in the United States. We continue to incur substantial clinical trial expenditures, significant research and development costs and costs related to our operations. We expect to continue to incur significant operating losses for the foreseeable future as we incur costs associated with:

•	manufacturing product,

•	continuing to conduct multiple clinical trials,

•	further product research and development for next generation products and efforts to sustain and maintain incremental improvements to existing products,

•	building our service capabilities to meet growing customer demand;

•	growing, maintaining and protecting our intellectual property,

•	seeking regulatory approvals,

•	expanding our sales and marketing capabilities on a global basis,

•	increasing our manufacturing operations to meet increasing demand,

•	broadening our infrastructure in order to meet the needs of our growing operations, and

•	complying with the requirements related to being a public company in both the United States and Australia.

To become and remain profitable, we must succeed in developing and commercializing products with significant market potential. This will require us to succeed in a range of challenging activities, including all of the activities listed above. We may never succeed in these activities, and we may never obtain regulatory approvals in the markets in which we expect to operate or otherwise generate revenues sufficient to achieve profitability. Further, the markets in which we operate may contract or we may not otherwise obtain significant market share so as to support our ongoing business operations. If we do achieve profitability, we may not be able to sustain it.

We currently rely entirely on sales of our sole product, the HeartWare System, to generate revenues. Our products may never achieve market acceptance. In addition, any factors that negatively impact sales of this product will adversely affect our business, financial condition and results of operations.

Our sole product is the HeartWare System, which we introduced to the European market in January 2009 and which does not have regulatory approval in the United States. We expect to continue to derive substantially all of our revenue from the sale of this product and its related devices. Accordingly, our ability to generate revenue is entirely reliant on our ability to market and sell the devices.

Even if we obtain the necessary regulatory approvals in all jurisdictions to commercialize the HeartWare System or any other product that we may develop, our products may not gain market acceptance among physicians, patients, health care payers or the medical community.

The degree of market acceptance of any of the devices that we may develop will depend on a number of factors, including:

•	the perceived effectiveness of the product;

•	the prevalence and severity of any adverse events or side effects especially as it relates to survival, quality of life, stroke and bleeding;

•	potential advantages over alternative treatments or competitive products;

•	the strength of marketing and distribution support;

•	the strength and perceived advantages of our peripherals such as the monitor, controller and batteries; and

•	sufficient third party coverage or reimbursement.

If the HeartWare System, or any other product that we may develop, does not achieve an adequate level of acceptance by physicians, patients, health care payers and the medical community, we may not generate or maintain positive gross margins and we may not become profitable or be able to sustain profitability. If we do achieve market acceptance of our products, we may not be able to sustain it or otherwise achieve it to a degree which would support the ongoing viability of our operations.

Our ability to achieve profitability from a current net loss level will depend on our ability to reduce the per unit cost of producing the HeartWare System by increasing our customer orders and manufacturing volume.

Currently, the gross profit from the sale of the HeartWare System is not sufficient to cover our operating expenses. To achieve profitability, we need to, among other things, reduce the per unit cost of our products. We believe this can be achieved by decreasing our product assembly costs and increasing our manufacturing volume, which will allow for volume purchase discounts to reduce our raw material and component costs and improve absorption of manufacturing overhead costs. If we are unable to reduce assembly, raw material, component and manufacturing overhead costs, our ability to achieve profitability will continue to be severely constrained. Any increase in manufacturing volumes must be supported by a concomitant increase in customer orders. As part of our efforts to prepare for commercialization in the U.S., we are considering expanding our manufacturing facility in Miami Lakes, Florida and have entered into a lease for such purposes. Such lease will increase our operating expenses. The occurrence of one or more factors that negatively impact sales of our products or our ability to forecast future sales may prevent us from achieving our desired increase in manufacturing efficiency, which would prevent us from attaining profitability.

We compete against companies that have longer operating histories, more established or approved products and greater resources than we do, which may prevent us from achieving further market penetration or improving operating results.

Competition in the medical device industry is intense. Our products will compete against products offered by public companies, such as Thoratec Corporation and World Heart Corporation, as well as several private companies, such as Jarvik Heart, Inc, Circulite, Evaheart and Terumo Heart, Inc. Some of these competitors have significantly greater financial and human resources than we do and have established reputations or approved products or significantly greater name recognition, as well as distribution channels and sales and marketing capabilities that are significantly larger and more established than ours. For example, Thoratec Corporation has received marketing approval in the United States for HeartMate II for both destination and bridge-to-transplant indications. Additional competitors may enter the market, and we are likely to compete with new companies in the future. We also face competition from other medical therapies which may focus on our target market as well as competition from manufacturers of pharmaceutical and other devices that have not yet been developed. Competition from these companies could adversely affect our business.

In addition, in Europe our customers are geographically dispersed and, at this stage, a significant portion of our revenue is sourced in Germany among a small number of clinical sites, which also use other competing products. If these sites were to cease using our products or use our products on a reduced or inconsistent basis, such events would have a material adverse effect on our financial condition and results of operations.

Our ability to compete effectively depends upon our ability to distinguish our company and our products from our competitors and their products. Factors affecting our competitive position include:

•	the availability of other products and procedures, such as heart transplants;
•	product performance and design;
•	product safety;
•	sales, marketing and distribution capabilities;
•	comparable clinical outcomes;
•	success and timing of new product development and introductions; and
•	intellectual property protection.

We have limited sales, marketing and distribution experience.

To develop and increase sales, distribution and marketing capabilities, we will have to invest significant amounts of financial and management resources. In developing these sales, marketing and distribution functions ourselves, we will face a number of risks, including:

•	we may not be able to attract and build a significant, successful or qualified marketing or sales force;

•	the cost of establishing, training and providing regulatory oversight for a marketing or sales force may be substantial; and

•	there are significant legal and regulatory risks in medical device marketing and sales, and any failure to comply with all legal and regulatory requirements for sales, marketing and distribution could result in enforcement action by the FDA or other authorities that could jeopardize our ability to market the product or could subject us to substantial liability.

We have limited capabilities and manufacturing personnel, and if our manufacturing facilities are unable to provide an adequate supply of products, our growth could be limited and our business could be harmed.

We currently manufacture our HeartWare System at our facilities in Miami Lakes, Florida. If there were a disruption to our existing manufacturing facility or the surrounding area, for example, due to a hurricane or climate change, we would have no other means of manufacturing our HeartWare System until we were able to restore the manufacturing capability at our facility or develop alternative manufacturing facilities.

If we are unable to produce sufficient quantities of our HeartWare System for sale or for use in our current and planned clinical trials, or if our manufacturing process yields substandard product, our development and commercialization efforts would be delayed. Further, even if we are able to produce sufficient quantities of our products we may not be able to attain sufficient profitability on that production or any resultant sales.

We currently have limited resources, facilities and experience to commercially manufacture our products. In order to produce our products in the quantities that we anticipate will be required to meet anticipated market demand, we will need to increase substantially the production process and efficiency over the current level of production. There are significant technical and regulatory challenges to increasing manufacturing capacity and efficiency, and developing commercial-scale manufacturing facilities will require the investment of additional funds and hiring and retaining additional management and technical personnel who have the necessary manufacturing experience. We may not successfully complete any required increase in a timely or economically viable manner or at all. If we are unable to do so, we may not be able to produce the HeartWare System in sufficient quantities to meet future demand.

If we are unable to manufacture a sufficient or consistent supply of the HeartWare System or any other product we are developing, or if we cannot do so efficiently, our revenues, business and financial prospects would be adversely affected.

Fluctuations in foreign currency exchange rates could adversely affect our financial results.

Changes in foreign currency exchange rates can affect the value of our assets, liabilities, costs and revenues. To date, the majority of our revenues have been sourced from international sales, mainly in Europe and denominated in Euro, while most of our expenditures are incurred in U.S. dollars. We presently derive revenue in the United States from our clinical trials but until our products receive regulatory approval in the United States, if ever, our United States sourced revenue will likely constitute less than half of our net revenues.

With limited exceptions our international sales will be denominated in Euro or in local currencies, not U.S. dollars, and fluctuations in foreign currency exchange rates, especially an appreciation of the U.S. dollar against major international currencies, could materially impact our revenues and earnings. Due to the size and stage of development of our operations and revenues, we do not presently mitigate our exposure to exchange risk other than by holding the majority of our funds in U.S. dollars or U.S. dollar denominated investments.

We may need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts.

Revenue generated from the HeartWare System is currently limited to commercial sales outside of the U.S. and from our clinical trials within the United States. Depending on a range of outcomes, especially our achievement of regulatory approval of our products and the growth of revenue, we may need to seek additional funding in the future. Additional funding may not be available on terms favorable to us, or at all. If we raise additional funding through the issuance of equity securities, our shares may suffer dilution. If we are unable to secure additional funding, our product development programs and our commercialization efforts would be delayed or reduced or may cease entirely.

In addition, our operating subsidiary, HeartWare, Inc., issued Series A-1 and Series A-2 Preferred Stock to certain creditors of Kriton Medical, Inc. when HeartWare, Inc. purchased substantially all of the assets of Kriton in July 2003. The Series A-1 and Series A-2 Preferred Stock do not have any voting rights or the right to receive dividends but entitle the holders thereof to receive upon certain liquidation events (including deemed liquidation events, which are defined as a merger or consolidation of HeartWare, Inc., the sale of all or substantially all of its assets or the sale of a majority of its voting power) of HeartWare, Inc. an amount equal to $10 per share of Series A-1 and an amount equal to $21 per share of Series A-2, which currently represent an aggregate liquidation preference of $15 million. Such rights or any other similar rights in the future, to receive a payment if there is a deemed liquidation event of HeartWare, Inc. may restrict our ability to restructure our Company and its operations and could inhibit our ability to obtain financings.

Our products have not yet been approved for commercial sale within the United States, and our success will depend heavily on our ability to obtain FDA approval of our HeartWare System for a bridge-to-transplant indication (and other indications currently subject to U.S. clinical trials, such as destination therapy) following submission of a premarket approval application for such indications. If we are unable to complete, or experience significant delays of, our U.S. trials, our ability to obtain regulatory approval to commercialize our products within the United States, the largest medical device market in the world, and our ability to generate revenues, will be materially adversely affected.

On January 30, 2009, we received approval for CE Marking and subsequently began generating net sales in Europe. However, future revenue will be limited if we do not receive regulatory approval to commercially sell our products in the United States or we are unable to maintain CE Marking or achieve regulatory approval in other jurisdictions.

In April 2008, we received conditional IDE approval from the FDA to enroll 150 patients in a bridge-to-transplant clinical study in the United States called ADVANCE. Full IDE approval for the HeartWare System was received from the FDA in September 2008 and, in October 2009 we received FDA approval to expand the number of participating sites from 28 to 40 centers.

In August 2008, our first US patient received the HeartWare System at the Washington Hospital Center in Washington, DC, marking the commencement of our ADVANCE trial. In February 2010, we completed enrollment in this trial with 140 patients receiving the HeartWare System. The remaining 10 patients were enrolled but did not receive an implant of the HeartWare System because they failed to meet the trial’s inclusion and exclusion criteria after being enrolled.

In April 2010, the FDA approved an IDE Supplement that allowed us to enroll up to an additional 54 patients in our ADVANCE trial under a CAP. In August 2010, we completed enrollment of this initial allotment of 54 patients and in September 2010, the FDA granted a second allotment of 54 patients. We currently anticipate submission to the FDA of the Premarket Approval application, or PMA, seeking approval of the HeartWare System for the bridge-to-transplant indication by the end of 2010, although we cannot assure you of the exact timing of this submission.

In June 2010, we received conditional IDE approval from the FDA to begin enrollment in our destination therapy clinical study for the HeartWare System. Designed to enroll up to

450 patients at 50 US hospitals, the non-inferiority study, which is named “ENDURANCE,” is a randomized, controlled, unblinded, multi-center clinical trial to evaluate the use of the HeartWare System as a destination therapy in advanced heart failure patients. Each patient receiving the HeartWare System or control LVAD will be followed to the primary endpoint at two years, with a subsequent follow-up period extending to five years post implant. In August 2010, our first patient was implanted as part of the ENDURANCE trial and we received full IDE approval from the FDA in September 2010.

Completion of any of our clinical trials could be delayed or adverse events during a trial could cause us to amend, repeat or terminate the trial. If this were to happen our costs associated with the trial will increase, and it will take us longer to obtain regulatory approvals and commercialize the product or we may never obtain such regulatory approvals. Our clinical trials may also be suspended or terminated at any time by regulatory authorities, the Data Safety and Monitoring Board or by us including during the closing stages of enrollment of the trial and the subsequent patient date follow-up period in the event that, for example, there should be a series of adverse clinical events such as stroke, bleeding or pump exchanges. Any failure or significant delay in completing clinical trials for our products will harm our financial results and the commercial prospects for our products.

The completion of any of our clinical trials could be substantially delayed or prevented by several factors, including:

•	slower than expected rates of patient recruitment and enrollment, including as a result of our competitors undertaking similar clinical trials or having functionally comparable products that have received approval for sale;

•	failure of patients to complete the clinical trial;

•	patients preferring to use approved devices or other experimental treatments or devices rather than our HeartWare System;

•	unforeseen safety issues;

•	perceived lack of product efficacy during clinical trials;

•	inability or unwillingness of patients or medical investigators to follow our clinical trial protocols;

•	inability to monitor patients adequately during or after treatment;

•	risks associated with trial design, which may result in a failure of the trial to show statistically significant results even if the product is effective;

•	governmental and regulatory delays or changes in regulatory requirements, policies or guidelines;

•	varying interpretation of data by regulatory agencies; and

•	perceived lack of product efficacy during clinical trials;

The process of obtaining marketing approval or clearance from the FDA for our HeartWare System, or any future products or enhancements or modifications to any products, could:

•	take a significant period of time;
•	require the expenditure of substantial resources;

•	involve rigorous pre-clinical and clinical testing;
•	require changes to our products; and
•	result in limitations on the indicated uses of the products.

Assuming we are successful at timely filing the required FDA regulatory premarket approval applications with respect to trials for indications for our HeartWare System, there can be no assurance that we will receive the required approvals from the FDA or, if we do receive the required approvals, that we will receive them on a timely basis or that we will otherwise be able to satisfy the conditions of such approval, if any. The failure to receive product approval clearance by the FDA, or any significant delay in such receipt, will have a material adverse effect on our business, financial condition or results of operations.

We may not meet regulatory quality standards applicable to our manufacturing and quality processes, which could have an adverse effect on our business, financial condition or results of operations.

Even after products have received marketing approval or clearance, product approvals and clearances by the FDA or other regulatory bodies can be withdrawn due to failure to comply with regulatory standards or the occurrence of problems following initial approval. As a device manufacturer, we are required to demonstrate and maintain compliance with a variety of regulatory requirements, including the FDA’s Quality System Regulation, or “QSR.” The QSR is a complex regulatory scheme that covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our products. The FDA enforces the QSR through periodic unannounced site inspections. In addition, the U.S. federal medical device reporting regulations require us to provide information to the FDA whenever there is evidence that reasonably suggests that a device may have caused or contributed to a death or serious injury or, if a malfunction were to occur, could cause or contribute to a death or serious injury. Compliance with applicable regulatory requirements is subject to continual review and is rigorously monitored through periodic inspections by the FDA. Our failure to comply with the QSR or to take satisfactory corrective action in response to an adverse QSR inspection could result in enforcement actions, including a public warning letter, a shutdown of or restrictions on our manufacturing operations, delays in approving or clearing a product, refusal to permit the import or export of our products, a recall or seizure of our products, fines, injunctions, civil or criminal penalties, or other sanctions, any of which could cause our business and operating results to materially suffer.

In the European Union, we are required to maintain certain ISO certifications in order to sell our products and must undergo periodic inspections by notified bodies to obtain and maintain these certifications. If we fail to continue to comply with ISO regulations European Union organizations may withdraw clearance to market, require a product recall or take other enforcement action.

Product issues could result in substantial costs and write-downs leading to delay or termination of our trials.

Our products are subject to various regulatory guidelines and are perishable. Identified quality problems, such as failure of critical components such as batteries or controllers, or the failure of third parties to supply us with sufficient quantities of these products or components, could lead to adverse clinical events during the trial, which could cause us to amend, repeat or terminate such trials. In addition, product improvements or failure to sell product before it expires could result in scrapping or expensive rework of product and our business, financial or results of operations could suffer. Quality issues could result in the rework, recall or replacement of entire lots of products, substantial costs and write-offs and harm to our business reputation and financial results. Further such activities could adversely affect our relationships with our customers or affect our reputation which could materially adversely affect our earnings, results and financial viability.

We plan to operate in multiple regulatory environments that require costly and time consuming approvals.

Even if we obtain regulatory approvals to commercialize the HeartWare System or any other product that we may develop, sales of our products in other jurisdictions will be subject to regulatory requirements that vary from country to country. The time and cost required to obtain approvals from these countries may be longer or shorter than that required for FDA approval, and requirements for licensing may differ from those of the FDA. Laws and regulations regarding the manufacture and sale of our products are subject to future changes, as are administrative interpretations and policies of regulatory agencies. If we fail to comply with applicable foreign, federal, state or local market laws or regulations, we could be subject to enforcement actions. Enforcement actions could include product seizures, recalls, withdrawal of clearances or approvals, and civil and criminal penalties, which in each case would harm our business.

If we fail to obtain and maintain adequate level of reimbursement for our products by third party payers, there may be no commercially viable markets for our products or the markets may be much smaller than expected.

Although our customers have achieved reimbursement for the purchase of products to date, the availability and levels of reimbursement by governmental and other third party payers affect the market for our products. Reimbursement and health care payment systems vary significantly by country, and include both government sponsored health care and private insurance. Payers may attempt to limit coverage and the level of reimbursement of new therapeutic products. Government and other third party payers also continually attempt to contain or reduce the costs of health care by challenging prices charged for health care products and services.

To obtain reimbursement or pricing approval in some countries, we may be required to produce clinical data, which may involve one or more clinical trials, that compares the cost-effectiveness of our products to other available therapies. In addition, the efficacy, safety, performance and cost-effectiveness of our products in comparison to any competing products may determine the availability and level of reimbursement for our products.

We believe that future reimbursement may be subject to increased restrictions both in the United States and in international markets. Future legislation, regulation or reimbursement policies of third party payers may adversely affect the demand for our products currently under development and limit our ability to sell our product candidates on a profitable basis. We cannot predict how pending or future legislative and regulatory proposals would influence the manner in which medical devices, including ours, are purchased or covered and reimbursed. For example, the American Recovery and Reinvestment Act of 2009 includes funding to study the comparative effectiveness of health care treatments and strategies. This funding will be used, among other things, to conduct, support or synthesize research that compares and evaluates the risk and benefits, clinical outcomes, effectiveness and appropriateness of medical products.

Although Congress has indicated that this funding is intended to improve the quality of health care, it remains unclear how the research will impact coverage, reimbursement or other third-party payer policies.

If reimbursement for our products is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels, market acceptance of our products would be impaired and our future revenues would be materially adversely affected. During 2009, we were unable to implant a significant number of patients under our IDE in the United States as the relevant insurance providers refused to provide reimbursement for our products on the basis that our products are “experimental” and do not have the requisite regulatory approval in the United States. If this practice reoccurs then this would materially adversely affect our revenues, earnings, business and stock price.

If hospitals do not conduct or encourage the conduct of destination therapy procedures using the HeartWare System, market opportunities for our product will be diminished.

If hospitals do not conduct or encourage the conduct of destination therapy procedures using our products, our market opportunities will be diminished. The number of destination therapy procedures actually performed depends on many factors, most of which are out of our direct control, including:

•	the number of sites approved for destination therapy by relevant regulatory agencies;

•	the clinical outcomes of destination therapy procedures;

•	cardiology and referring physician education, and their commitment to destination therapy;

•	the economics of the destination therapy procedure for individual hospitals, which includes the costs of the LVAD and related pre- and post-operative procedures and their reimbursement; and

•	the economics of hospitals not conducting a destination therapy procedure, including the costs and related reimbursements of long-term hospitalization.

The different outcomes of these and other factors, and their timing, may have a material and adverse effect on our future results.

The long and variable sales and deployment cycles for our VAD systems may cause our product sales and operating results to vary significantly from quarter-to-quarter.

Our VAD systems have lengthy sales cycles and we may incur substantial sales and marketing expenses and expend significant effort without making a sale. Even after making the decision to purchase our VAD systems, our customers often deploy our products slowly. In addition, cardiac centers that buy the majority of our products are usually led by cardiac surgeons who are heavily recruited by competing centers or by centers looking to increase their profiles. When one of these surgeons moves to a new center we sometimes experience a temporary but significant reduction in purchases by the departed center while it replaces its lead surgeon. As a result, it is difficult for us to predict the quarter in which customers may purchase our VAD systems and our product sales and operating results may vary significantly from quarter to quarter.

Adverse changes in general economic conditions in the United States and overseas could adversely affect us.

We are subject to the risks arising from adverse changes in general economic market conditions. Many global economies remain sluggish as they recover from a severe recession and unprecedented turmoil. The U.S. and other developed economies continue to suffer from market volatility, difficulties in the financial services sector, tight credit markets, softness in the housing markets, concerns of inflation, reduced corporate profits and capital spending, significant job losses, reduced consumer spending, and continuing economic uncertainties. The turmoil and the uncertainty about future economic conditions could negatively impact our current and prospective customers, adversely affect the financial ability of health insurers to pay claims, adversely impact our expenses and ability to obtain financing of our operations, cause delays or other problems with key suppliers and increase the risk of counterparty failures. We cannot predict the timing, strength or duration of the lingering effects of the severe global economic downturn or the timing or strength of the subsequent recovery. Healthcare spending in the United States and foreign jurisdictions has been, and is expected to continue to be, negatively affected by these economic trends. For example, patients who have lost their jobs may no longer be covered by an employee-sponsored health insurance plan and patients reducing their overall spending may eliminate purchases requiring co-payments. Since the sale of the HeartWare System to a new patient is generally dependent on the availability of third-party reimbursement and normally requires the patient to make a significant co-payment, the impacts of the effects of the recession on the current nascent recovery on our potential customers may reduce the referrals generated and thereby reduce our customer orders. Similarly, the impacts of the challenging economy on our existing customers may cause some of them to cease purchasing HeartWare Systems and this will reduce our revenues, which in turn will make it more difficult to achieve the per unit cost-savings which are expected to be attained through increases in our manufacturing volume.

The severe recession has impacted the financial stability of many private health insurers. As a result, it has been reported that some insurers are scrutinizing claims more rigorously and delaying or denying reimbursement more often. Since the sale of the HeartWare System is generally dependent on the availability of third-party reimbursement, any delay or decline in such reimbursement will adversely affect our revenues.

Healthcare policy changes, including recent federal legislation to reform the U.S. healthcare system, may have a material adverse effect on us.

In response to perceived increases in health care costs in recent years, there have been and continue to be proposals by the federal government, state governments, regulators and third-party payors to control these costs and, more generally, to reform the U.S. healthcare system. Certain of these proposals could limit the prices we are able to charge for our products or the amounts of reimbursement available for our products and could limit the acceptance and availability of our products. Moreover, as discussed below, recent federal legislation would impose significant new taxes on medical device makers such as us. The adoption of some or all of these proposals, including the recent federal legislation, could have a material adverse effect on our financial position and results of operations.

On March 23, 2010, the Patient Protection and Affordable Care Act (“PPACA”) was signed into law by President Obama. On March 30, 2010, a companion bill, the Health Care and Education Reconciliation Act of 2010 (the “Reconciliation Act”) was also signed into law by President

Obama. Among other things, the PPACA and the Reconciliation Act (collectively, the “Acts”), when taken together, impose a 2.3% excise tax on the sale of certain medical devices that will take effect in 2013. In addition, it is possible that standard setters or regulators may address certain unique aspects of the accounting for the Acts in the future. In light of the inherent uncertainty of how these Acts and other companion legislation, if any, will be implemented and applied, we are unable to fully predict the actual impact on our financial statements. Other elements of this legislation such as comparative effectiveness research, an independent payment advisory board, payment system reforms including shared savings pilots and other provisions could meaningfully change the way healthcare is developed and delivered, and may materially impact numerous aspects of our business.

Our manufacturing facilities and the manufacturing facilities of our suppliers must comply with applicable regulatory requirements. If we fail to achieve regulatory approval for these manufacturing facilities, our business and our results of operations would be harmed.

Completion of our clinical trials and commercialization of our products require access to, or the development of, manufacturing facilities that meet applicable regulatory standards to manufacture a sufficient supply of our products. In addition, the FDA must approve facilities that manufacture our products for U.S. commercial purposes, as well as the manufacturing processes and specifications for the product with similar, additional, approvals required in order to achieve CE marking in Europe. Suppliers of components, and products used to manufacture, our products must also comply with FDA and foreign regulatory requirements, which often require significant time, money, resources and record-keeping and quality assurance efforts and subject us and our suppliers to potential regulatory inspections and stoppages. If we or our suppliers fail to comply with the regulatory requirements for our manufacturing operations, our commercialization efforts could be delayed, which would harm our business and our results of operations.

We rely on specialized suppliers for certain components and materials, and we do not have second-source suppliers for all of our components.

We depend on a number of suppliers to successfully manufacture sufficient quantities of the components we use in our products. We rely on suppliers for critical components including the center post, housing and impeller that are assembled into our primary product, the HeartWare System, as well as finished products that comprise our peripheral and external equipment that is included in the HeartWare System. Lead times for our components are significant and can be up to as long as sixteen weeks and many of our components are manufactured to very tight tolerances or specifications. We do not presently have supply agreements with the vast majority of our key suppliers but have extensive purchase orders in place with these vendors.

We have second-source suppliers for some, but not all, of our components. In particular, we do not have second-source suppliers for our controllers, battery chargers and monitors. Our reliance on third-party suppliers also subjects us to other risks that could harm our business, including:

•	we are not a major customer of many of our suppliers, and these suppliers may therefore give other customers’ needs higher priority than ours;

•	we may not be able to obtain adequate supply in a timely manner or on commercially reasonable terms;

•	some of our components are extraordinarily complex and must be manufactured to extremely tight tolerances and specifications with the result that our suppliers, especially new suppliers, may make errors in manufacturing that could negatively affect the efficacy or safety of our products or cause our components not to be delivered on time or at all or to be delivered outside of specifications;

•	the availability of second-source suppliers may be extremely limited or their implementation as a supplier may be lengthy due to the tight tolerances and specifications in which we typically operate;

•	switching components or changes to our components, specifications or designs may require product redesign and submission to the FDA or a PMA supplement;

•	our suppliers manufacture products for a range of customers, and fluctuations in demand for the products these suppliers manufacture for others may affect their ability to deliver products to us in a timely manner; and

•	our suppliers may encounter financial hardships unrelated to our demand, which could inhibit their ability to fulfill our orders and meet our requirements.

Any interruption or delay in obtaining products from our third-party suppliers, or our inability to obtain products from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders or switch to competing products.

While we have identified second-source suppliers for other key components, we have not entered into written agreements with these suppliers and we cannot assure you that we will be able to maintain our manufacturing schedule without undue delay or substantial cost if any of these arrangements is terminated.

Additionally, we may experience problems or delays in our own manufacturing and assembly process, which may be harmful to our financial status or reputation and therefore make it more difficult or expensive for us to continue with or enter into relationships with specialized suppliers. Our business plan is predicated on maintaining strong relationships and supply with a series of external parties to manufacture components of our HeartWare System. If we are unsuccessful in this regard or are unable to secure or maintain agreements with these manufacturers on favorable terms or at all, then our ability to commercialize our technology and expand our operations will be dramatically impaired.

We may not be able to effectively protect our intellectual property rights which could have an adverse effect on our business, financial condition or results of operations.

Our success depends in part on our ability to obtain and maintain protection in the United States and other countries of the intellectual property relating to or incorporated into our technology and products. As of December 7, 2010, we have 20 issued U.S. patents, 10 issued Australian patents, 5 issued patents in each of Japan, Germany, the United Kingdom and France, as well as patents issued in the Netherlands, Spain, Italy, Korea, Canada and Israel. Our patent portfolio consists of internally developed technology as well as patents and patent applications which we acquired in 2003 in connection with a plan of liquidation for Kriton Medical, Inc. and which pertain to technology used in the HeartWare System. As a result, we may have less complete knowledge and records with respect to the development and ownership of such Kriton technology, patents and intellectual property than we would otherwise have for technology, patents and intellectual property developed internally by us. As of December 7, 2010 we also have 26 pending U.S. non-provisional patent applications and a number of international patent applications filed under the Patent Cooperation Treaty, as well as in Japan, Europe, Australia, China, India, Korea and Israel.

Our pending and future patent applications may not issue as patents or, if issued, may not issue in a form that will provide us with any meaningful protection or any competitive advantage. Even if issued, existing or future patents may be challenged, including with respect to the development and ownership thereof, or narrowed, invalidated or circumvented, which could limit our ability to stop competitors from developing and marketing similar products or limit the length of terms of patent protection we may have for our products. Further, other companies may design around technologies we have patented, licensed or developed. Moreover, changes in patent laws or their interpretation in the United States and other countries could also diminish the value of our intellectual property or narrow the scope of our patent protection. In addition, the legal systems of certain countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. In addition, in November 2005, we entered into a settlement agreement with Ventrassist Pty., Limited, Ventracor Limited (collectively “Ventracor”) and the University of Technology, Sydney, under which the parties resolved all of the claims and counterclaims filed by the parties in the United States District Court for the Southern District of Florida in 2004 and 2005, and agreed to mutual non-assertion covenants. As part of that agreement, we agreed not to sue Ventracor or the University of Technology, Sydney, or any of their respective successors, assigns, affiliates, customers or suppliers for infringement of 29 of our issued U.S. and worldwide patents existing as of the date of the agreement or any patents that issue from any patent applications existing as of such date (including any type of patent that claims priority or shares common priority to such patents). We also agreed not to sue such parties for infringement of all of our issued patents existing as of September 30, 2005, or any patents that issue from any patent applications existing as of such date, in respect of Ventracor’s blood pump devices existing as of the date of the agreement or any device embodying a modification of such devices which does not give rise to a new independent claim for patent infringement. As a result, Ventracor, the University of Technology, Sydney, or their respective successors or assigns may commercialize competing technology or products that would have otherwise been precluded by our patents subject to the agreement. We understand that Ventracor’s patent portfolio, or certain elements therein, has since been acquired by Thoratec Corporation.

In order to preserve and enforce our patent and other intellectual property rights, we may need to make claims or file lawsuits against third parties. This can entail significant costs to us and divert our management’s attention from developing and commercializing our products. The occurrence of these events may have a material adverse effect on our business, financial condition or results of operations.

Claims that our current or future products infringe or misappropriate the proprietary rights of others could adversely affect our ability to sell those products and cause us to incur additional costs.

Substantial litigation over intellectual property rights exists in the medical device industry. We expect that we could be increasingly subject to third-party infringement claims as our revenues increase, the number of competitors grows and the functionality of products and technology in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents on which our current or future products or technologies may infringe. For example, we are aware of certain patents and patent applications owned by third parties that cover different aspects of mechanical circulatory support, methodologies for the pumping of blood and other fluids and the related devices and technologies. Any of these third parties might make a claim of infringement against us.

In particular, in an August 2008 letter, Jarvik Heart invited us to discuss “an exclusive license” as it relates to a Jarvik patent concerning hybrid blood pumps. The patent referenced by this letter relates to technology that is material to our business. We have not had any substantive discussions with Jarvik Heart concerning this matter since our receipt of this letter and we do not believe that our blood pump infringes this patent. In addition, we received a letter from Abiomed, Inc. in September 2009 in which Abiomed suggested that we “may be interested in licensing Abiomed’s technology” as it relates to an Abiomed patent concerning bearingless blood pumps. Further, in a subsequent letter received in February 2010, it was stated that Abiomed was “concerned that HeartWare’s left ventricular assist rotary blood pump infringes one or more claims” of an Abiomed patent. We have had communications with Abiomed, Inc. since receipt of the initial letter. The patent referenced by these letters relates to technology that is potentially material to our business and any litigation in this regard, irrespective of the outcome, may have a material adverse effect on our financial position, liquidity or results of operations. We believe the HeartWare System does not infringe this patent.

There can be no certainty that litigation will not arise in relation to the above matters or, if it does arise, whether or not it will be determined in a manner which is favorable to us. Any litigation, regardless of its outcome, would likely result in the expenditure of significant financial resources and the diversion of management’s time and resources. In addition, litigation in which we are accused of infringement may cause negative publicity, adversely impact prospective customers, cause product shipment delays, prohibit us from manufacturing, marketing or selling our current or future products, require us to develop non-infringing technology, make substantial payments to third parties or enter into royalty or license agreements, which may not be available on acceptable terms or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our revenues may decrease substantially and we could be exposed to significant liability. A court could enter orders that temporarily, preliminarily or permanently enjoin us or our customers from making, using, selling, offering to sell or importing our current or future products, or could enter an order mandating that we undertake certain remedial activities. Claims that we have misappropriated the confidential information or trade secrets of third parties can have a similar negative impact on our reputation, business, financial condition or results of operations.

We may need to initiate lawsuits to protect or enforce our patents and other intellectual property rights, which could be expensive and, if we lose, could cause us to lose some of our intellectual property rights, which would harm our ability to compete in the market.

We rely on patents to protect a portion of our intellectual property and our competitive position. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in the medical device industry are generally uncertain. In order to protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement suits or interference proceedings. Litigation may be necessary to:

•	assert claims of infringement;
•	enforce our patents;
•	protect our trade secrets or know-how; or
•	determine the enforceability, scope and validity of the proprietary rights of others.

Any lawsuits that we initiate could be expensive, take significant time and divert management’s attention from other business concerns. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially valuable. The occurrence of any of these events may have a material adverse effect on our business, financial condition and results of operations.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes and know-how. Despite these measures, any of our intellectual property rights could, however, be challenged, invalidated, circumvented or misappropriated. We generally seek to protect this information by confidentiality, non-disclosure and assignment of invention agreements with our employees, consultants, scientific advisors and third parties. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may be disclosed to or otherwise become known or be independently developed by competitors. To the extent that our employees, consultants or contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. If, for any of the above reasons, our intellectual property is disclosed or misappropriated, it would harm our ability to protect our rights and have a material adverse effect on our business, financial condition and results of operations.

We may be subject to claims that our employees or we have inadvertently or otherwise used or disclosed alleged trade secrets or other proprietary information of former employers of our employees.

We employ individuals who were previously employed at other medical device companies, including our competitors or potential competitors. To the extent that our employees are involved in research areas that are similar to those in which they were involved with their former employers, we may be subject to claims that such employees have inadvertently or otherwise used or disclosed the alleged trade secrets or other proprietary information of the former employers. Litigation may be necessary to defend against such claims.

We are subject to federal and state laws prohibiting “kickbacks” and false or fraudulent claims, which, if violated, could subject us to substantial penalties. Foreign jurisdictions in which we operate may have similar laws. Additionally, any challenge to or investigation into our practices under these laws could cause adverse publicity and be costly to respond to, and thus could harm our business.

A federal law commonly known as the Medicare/Medicaid anti-kickback law, and several similar state and foreign laws, prohibit payments that are intended to induce physicians or others either to refer patients or to acquire or arrange for or recommend the acquisition of healthcare products or services. These laws constrain our sales, marketing and other promotional activities by limiting the kinds of financial arrangements, including sales programs, we may have with hospitals, physicians or other potential purchasers of medical devices. Other federal and state laws generally prohibit individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payors that are false or fraudulent, or for items or services that were not provided as claimed. Because we may provide some coding and billing information to purchasers of the HeartWare System and our other products, and because we cannot assure that the government will regard any billing errors that may be made as inadvertent, these laws are potentially applicable to us. In addition, these laws are potentially applicable to us because we provide reimbursement to healthcare professionals for training patients on the use of the HeartWare System and our other products. Anti-kickback and false claims laws prescribe civil and criminal penalties for noncompliance, which can be substantial. Even an unsuccessful challenge or investigation into our practices could cause adverse publicity, and be costly to respond to, and thus could have a material adverse effect on our business, financial condition or results of operations.

If we are found to have violated laws protecting the confidentiality of patient health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.

There are a number of federal and state and foreign laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services promulgated patient privacy rules under the Health Insurance Portability and Accountability Act of 1996, or HIPAA. These privacy rules protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information and limiting most use and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. If we are found to be in violation of the privacy rules under HIPAA or similar laws, we could be subject to civil or criminal penalties, which could increase our liabilities, harm our reputation and have a material adverse effect on our business, financial condition and results of operations.

If we are unable to manage our expected growth, we may not be able to commercialize our product candidates.

We expect to continue to expand our operations and grow our research and development, product development, regulatory, manufacturing, sales, marketing and administrative operations. This expansion has placed, and is expected to continue to place, a significant strain on our management, infrastructure and operational and financial resources. To manage any further growth and to commercialize our products, we will be required to improve existing and implement new operational and financial systems, procedures and controls and expand, train and manage our growing employee base. Specifically, our information technology and back-up systems and access to such systems will need to be improved and upgraded to accommodate our growth. In addition, we will need to manage relationships with various persons and entities participating in our clinical trials, manufacturers, suppliers and other organizations, including various regulatory bodies in the United States and other jurisdictions. Our ability to manage our operations and growth will require us to improve our operational, financial and management controls, as well as our internal reporting systems and controls. We may not be able to implement such improvements to our management information and internal control systems in an efficient and timely manner and may discover deficiencies in existing systems and controls. Our failure to accomplish any of these tasks could materially harm our business.

If we fail to successfully introduce next generation products and improvements to our existing product, our future growth may suffer.

As part of our strategy, we intend to develop and introduce a number of next generation products and make enhancement to our existing product. We also intend to develop new indications for our existing products. If we fail to successfully develop, manufacture, design clinical trials for, introduce or commercialize any of these new products, product improvements and new indications on a timely basis, or if they are not well accepted by the market, our future growth may suffer.

If we choose to license, invest in or acquire new businesses, products or technologies, instead of developing them ourselves, these licenses, investments or acquisitions could disrupt our business and could result in the use of significant amounts of equity, cash or a combination of both.

From time to time we may seek to license, invest in or acquire new businesses, products or technologies, instead of developing them ourselves. Licenses, investments and acquisitions involve numerous risks, including:

•	the inability to complete the license, investment or acquisition;

•	disruption of our ongoing businesses and diversion of management attention;

•	difficulties in integrating the acquired entities, products or technologies;

•	risks associated with acquiring intellectual property;

•	difficulties in operating the acquired business profitably;

•	the inability to achieve anticipated synergies, cost savings or growth;

•	potential loss of key employees, particularly those of the acquired business;

•	difficulties in transitioning and maintaining key customer, distributor and supplier relationships;

•	risks associated with entering markets in which we have no or limited prior experience; and

•	unanticipated costs.

In addition, any future licenses, investments or acquisitions may result in one or more of the following:

•	dilutive issuances of equity securities, which may be sold at a discount to market price;

•	the use of significant amounts of cash;

•	the incurrence of debt;

•	the assumption of significant liabilities;

•	increased operating costs or reduced earnings;

•	financing obtained on unfavorable terms;

•	large one-time expenses; and

•	the creation of certain intangible assets, including goodwill, the write-down of which in future periods may result in significant charges to earnings.

Any of these factors could materially harm our stock price, business, financial condition and results of operations.

If we cannot successfully manage the additional business and regulatory risks that result from our expansion into multiple foreign markets, we may experience an adverse impact to our business, financial condition and results of operations.

We have aggressively expanded, and expect to continue to expand, into additional foreign markets. This expansion will subject us to new business and regulatory risks, including, but not limited to:

•	failure to fulfill foreign regulatory requirements on a timely basis or at all to market the HeartWare System or other future products;

•	availability of, and changes in, reimbursement within prevailing foreign health care payment systems;

•	adapting to the differing laws and regulations, business and clinical practices, and patient preferences in foreign countries;

•	difficulties in managing foreign relationships and operations, including any relationships that we may establish with foreign partners, distributors or sales or marketing agents;

•	differing levels of protection for intellectual property rights in some countries;

•	difficulty in collecting accounts receivable and longer collection periods;

•	costs of enforcing contractual obligations in foreign jurisdictions;

•	recessions in economies outside of the United States;

•	political instability and unexpected changes in diplomatic and trade relationships;

•	currency exchange rate fluctuations; and

•	potentially adverse tax consequences, including our ability to interpret local tax rules and implement appropriate tax treatment/collection.

We will be impacted by these additional business risks, which may adversely impact our business, financial condition and results of operations. In addition, expansion into additional foreign markets imposes additional burdens on our small executive and administrative personnel, research and sales department and generally limited managerial resources. Our efforts to introduce our current or future products into additional foreign markets may not be successful, in which case we may have expended significant resources without realizing the expected benefit. Ultimately, the investments required for expansion into additional foreign markets could exceed the returns, if any, generated from this expansion.

The taxation and customs requirements, together with other applicable laws and regulations of certain foreign jurisdictions, can be inherently complex and subject to differing interpretation by local authorities. We are subject to the risk that either we have misinterpreted applicable laws and regulations, or that foreign authorities may take inconsistent, unclear or changing positions on local law, customs practices or rules. In the event that we have misinterpreted any of the above, or that foreign authorities take positions contrary to ours, we may incur liabilities that may differ materially from the amounts accrued in the accompanying condensed consolidated financial statements.

The competition for qualified personnel is particularly intense in our industry. If we are unable to retain or hire key personnel, we may not be able to sustain or grow our business.

Our ability to operate successfully and manage our potential future growth depends significantly upon our ability to attract, retain and motivate highly skilled and qualified research, technical, clinical, regulatory, sales, marketing, managerial and financial personnel. We face intense competition for such personnel, and we may not be able to attract, retain and motivate these individuals. We compete for talent with numerous companies, as well as universities and non-profit research organizations. Our future success also depends on the personal efforts and abilities of the principal members of our senior management and scientific staff to provide strategic direction, manage our operations and maintain a cohesive and stable environment. Although we have employment and incentive compensation agreements with all of our executive officers and incentive and compensation plans for our other personnel providing them with various economic incentives to remain employed with us, these incentives may not be sufficient to retain them. We do not maintain key man life insurance on the lives of any of the members of our senior management. The loss of key personnel for any reason or our inability to hire, retain and motivate additional qualified personnel in the future could prevent us from sustaining or growing our business.

Product liability claims could damage our reputation or adversely affect our business.

The design, manufacture and marketing of human medical devices, particularly implantable life-sustaining medical devices, carries an inherent risk of product liability claims and other damage claims. Such liability claims may be expensive to defend and may result in large judgments against us. A product liability or other damages claims, product recall or product misuse, regardless of the ultimate outcome, could require us to spend significant time and money in litigation or to pay significant damages and could seriously harm our business. We maintain clinical trial insurance and limited product liability insurance. We cannot be certain that such insurance will be sufficient to cover all claims that may be made against us. Our insurance policies generally must be renewed on an annual basis. We may not be able to maintain or increase such insurance on acceptable terms or at reasonable costs. A successful claim brought against us in excess, or outside, of our insurance coverage could seriously harm our financial condition and results of operations. Generally, our clinical trials will be conducted in patients with serious life-threatening diseases for whom conventional treatments have been unsuccessful or for whom no conventional treatment exists, and, during the course of treatment, these patients could suffer adverse medical effects or die for reasons that may or may not be related to our medical devices. Any of these events could result in a claim of liability. For example, in 2009 we received a claim in connection with the death of a patient from multiple organ failure participating in our clinical trial in Germany. We may receive similar claims from time to time in the future. Such claims against us, regardless of their merit, could result in significant awards against us that could materially adversely harm our business, financial condition, results of operations and prospects. A product liability or other damages claim, product recall or product misuse involving any type of LVAD, but especially involving one of ours, could also materially and adversely damage our reputation and affect our ability to attract and retain customers, irrespective of whether or not the claim or recall was meritorious.

Investors could lose confidence in our financial reports, and the value of our shares may be adversely affected, if our internal controls over financial reporting are found not to be effective by management or by an independent registered public accounting firm or if we make disclosure of existing or potential significant deficiencies or material weaknesses in those controls.

Management’s assessment of our internal controls over financial reporting is discussed in Item 9A in our Annual Report on Form 10-K for the year ended December 31, 2009. The Company’s management, with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the Company’s disclosure controls and procedures, and internal control over financial reporting as of December 31, 2009. Based on that evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures, and internal control over financial reporting are effective as of December 31, 2009. Our independent registered public accounting firm has issued their attestation report on our internal control over financial reporting, which is also included in Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2009.

We continue to evaluate our existing internal controls over financial reporting against the standards adopted by the Public Company Accounting Oversight Board, or PCAOB. During the course of our ongoing evaluation of the internal controls, we may identify areas requiring improvement and will design enhanced processes and controls to address any issues identified through this review. As we continue to commercialize our products, we will need to enhance our accounting and financial controls functions, particularly as they relate to accounting for revenue and inventory, and we will need to add more personnel to our financial reporting group. Remediating any deficiencies, significant deficiencies or material weaknesses that have been or could be identified by us or our independent registered public accounting firm may require us to incur significant costs and expend significant time and management resources. We cannot assure you that any of the measures we implement to remedy any such deficiencies will effectively mitigate or remedy such deficiencies. The existence of one or more such deficiencies or weaknesses could affect the accuracy and timing of our financial reporting. Investors could lose confidence in our financial reports, and the value of our shares may be adversely affected if our internal controls over financial reporting are found not to be effective by management or by our independent registered public accounting firm or if we make disclosure of existing or potential significant deficiencies or material weaknesses in those controls.

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $96,525,000, after deducting the underwriting discounts and estimated offering expenses, assuming no exercise of the underwriters’ over-allotment option.

We currently intend to use the net proceeds from this offering for working capital and general corporate purposes, including, but not limited to, expansion of our manufacturing capabilities and/or licensing of or investment in complementary products, technologies or businesses. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. The amounts and timing of our actual revenues, expenditures and cashflows will depend on numerous factors, including the clinical development of the HeartWare System in our ongoing U.S. bridge-to-transplant clinical trial and in our IDE approved U.S. destination therapy clinical study which we commenced in the third quarter of 2010, our ongoing product development efforts, including those related to our next generation device, the Miniaturized Ventricular Assist Device, or MVAD, our sales and marketing activities, the amount of cash generated or used by our operations and competition. Accordingly, investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering.

Until we use the net proceeds of this offering, we intend to invest the funds in short-term, investment-grade, interest-bearing securities. We cannot predict whether these investments will yield a favorable return.

Capitalization

The following table sets forth our capitalization as of September 30, 2010 on an actual basis and on an as adjusted basis to give effect to this offering (assuming no exercise of the over-allotment option). You should read the information set forth in the table below together with our audited and unaudited financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

	September 30, 2010
	Actual	As adjusted

Cash and cash equivalents	$67,498,308	$164,023,308

Short-term investments, net	21,495,250	21,495,250

	88,993,558
Total debt
Notes offered hereby[1]	–	100,000,000

Total debt	$–	100,000,000
Stockholders’ equity:
Preferred stock—$.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	–	–
Common stock—$.001 par value; 25,000,000 shares authorized; 13,869,262 shares issued and outstanding at September 30, 2010	13,869	13,869
Additional paid-in capital	247,013,680	247,013,680
Accumulated deficit	(120,242,092)	(120,242,092)
Accumulated other comprehensive loss	(7,626,083)	(7,626,083)

Total stockholders’ equity	119,159,374	119,159,374

Total capitalization	$119,159,374	$219,159,374

(1)	In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes is the aggregate principal amount of the notes and does not reflect the debt discount, fees and expenses that we will be required to recognize.

Price range of our common stock

Commencing February 24, 2009, our shares of common stock have traded on the NASDAQ Global Market under the symbol “HTWR”. Our shares of common stock have also traded in the form of CDIs, each CDI representing one thirty-fifth of a share of our common stock, on the ASX under the symbol “HIN” as of November 13, 2008. Prior to that date, the ordinary shares of HeartWare Limited, of which we are the successor issuer, were traded on the ASX under the symbol “HTW”.

The following table sets forth, for the periods indicated, the high and low closing price of the CDIs of HeartWare International, Inc. (and previously ordinary shares of HeartWare Limited) as traded on the ASX, in Australian dollars and as converted to US dollars based on the prevailing Australian dollar to US dollar rate applicable on the last day of each respective quarter. The following table also sets forth, for the periods indicated, the high and low closing price of our shares of common stock as traded on the NASDAQ Global Market.

	Australian				NASDAQ
	securities exchange				global market*
	High	Low	High	Low	High	Low
	(AU$)	(AU$)	(US$)	(US$)	(US$)	(US$)

Fiscal Year 2010:
First Quarter	1.39	1.06	1.28	0.98	44.47	33.96
Second Quarter	2.50	1.40	2.14	1.29	74.65	45.14
Third Quarter	2.30	1.92	2.08	1.72	74.67	60.49
Fourth Quarter (through December 8, 2010)	2.75	1.77	2.72	1.75	93.76	61.90
Fiscal Year 2009:
First Quarter	1.16	0.56	0.79	0.38	30.00	22.80
Second Quarter	0.99	0.74	0.80	0.60	29.70	23.54
Third Quarter	0.97	0.65	0.85	0.57	30.27	21.65
Fourth Quarter	1.17	0.94	1.05	0.84	36.80	29.61
Fiscal Year 2008:
First Quarter	0.55	0.35	0.51	0.32
Second Quarter	0.65	0.36	0.63	0.34
Third Quarter	0.64	0.40	0.51	0.32
Fourth Quarter	0.62	0.40	0.43	0.28

*	Our shares of common stock commenced trading on the NASDAQ Global Market on February 24, 2009.

As of December 8, 2010, the last reported sale price of our common stock on the NASDAQ Global Market was $88.90 per share. As of December 7, 2010, based on the information provided by Computershare Trust Company, N.A., we had 13,878,311 shares of common stock issued and held of record by 19 holders.

We have never declared or paid any cash dividends on our shares, and we currently do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the development and expansion of our products and business. Accordingly, our shareholders will not realize a return on their investment unless the trading price of our shares appreciates.

Description of the notes

We will issue the notes under a base indenture to be dated as of December   , 2010 between us and Wilmington Trust FSB, as supplemented by a supplemental indenture with respect to the notes. In this section, we refer to the base indenture (the “base indenture”), as supplemented by the supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as described under “Where you can find more information and incorporation of certain information by reference.”

The following description is a summary of material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to HeartWare International, Inc. and not to its subsidiaries.

General

The notes will:

•	be our general unsecured, senior obligations;

•	initially be limited to an aggregate principal amount of $100 million (or $115 million if the underwriters’ over-allotment option is exercised in full);

•	bear cash interest from December , 2010 at an annual rate of % payable on June 15 and December 15 of each year, beginning on June 15, 2011;

•	not be redeemable prior to maturity;

•	be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental change permits holders to require us to repurchase notes”), at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;

•	mature on December 15, 2017, unless earlier converted or repurchased;

•	be issued in denominations of $1,000 and integral multiples of $1,000; and

•	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-entry, settlement and clearance;”

Prior to February 1, 2011, the notes will not be convertible under any circumstances. On or after February 1, 2011, subject to satisfaction of certain conditions and during the periods described

below, the notes may be converted at the conversion rate in effect at such time. The conversion rate will initially be           shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $      per share of our common stock). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Conversion rights—Settlement upon conversion.” Upon conversion, you will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than provisions described under “—Fundamental change permits holders to require us to repurchase notes” and “—Consolidation, merger and sale of assets” below and except for the provisions set forth under “—Conversion rights—Adjustment to conversion rate upon conversion in connection with a make-whole fundamental change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our ability to repay the notes as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms as the notes offered hereby in an unlimited aggregate principal amount; provided that if such additional notes are issued with the same CUSIP number as the notes offered hereby, such additional notes must be fungible with the notes offered hereby for U.S. federal income tax purposes.

Effect of ASX listing notes

We do not intend to list the notes on any securities exchange or any automated dealer quotation system. Our CDIs are listed on ASX, and for so long as our CDIs are so listed, we will comply with the ASX’s listing standards.

Purchase and cancellation

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements.

Payments on the notes; paying agent and registrar; transfer and exchange

We will pay the principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in Minneapolis, Minnesota as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any documentary, stamp or similar issue or transfer tax. We are not required to transfer or exchange any note surrendered for conversion or required repurchase.

The registered holder of a note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of     % per year. Interest on the notes will accrue from December   , 2010 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2011.

Interest will be paid to the person in whose name a note is registered at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy for a specified period relating to the failure to comply with our reporting obligations as described under “—Events of default.”

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all of our existing and future indebtedness that is not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will rank structurally junior to all existing and future indebtedness and liabilities (including trade payables) of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure our secured debt will be available to pay obligations on the notes only after all of such secured debt has been repaid in full. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of September 30, 2010, we had no indebtedness. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option) and the use of proceeds therefrom, our total consolidated indebtedness would have been $100 million. See “Risk factors—Risks related to the notes and the offering—The notes are effectively subordinated to any liabilities of our subsidiaries.”

Conversion rights

General

Holders may not convert their notes prior to February 1, 2011 regardless of whether any of the following conditions are satisfied. On or after February 1, 2011, and prior to June 15, 2017, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition,” and “—Conversion upon specified corporate events.” On or after June 15, 2017, holders may convert their notes at the conversion rate at any time prior to the close of business on the business day immediately preceding the maturity date irrespective of whether any of the foregoing conditions has been met. The conversion rate will initially be          shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $      per share of common stock). Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “—Settlement upon conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash, if any, and number of shares of our common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) for each trading day in a 25 trading day observation period (as defined below under “—Settlement upon conversion”). The trustee will initially act as the conversion agent.

A holder may convert all or any portion of such holder’s note so long as such portion is an integral multiple of $1,000 principal amount.

If the holder of a note has submitted the note for repurchase upon a fundamental change, the holder may convert that note only if that holder first withdraws its repurchase notice in accordance with the indenture.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of any fractional share as described under “—Settlement upon conversion.” Our payment and delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and
•	accrued and unpaid interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest, if any, will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion on or after February 1, 2011 under the following circumstances:

Conversion upon satisfaction of sale price condition

On or after February 1, 2011 and prior to June 15, 2017, a holder may surrender its notes for conversion during any calendar quarter commencing after the calendar quarter ending on March 31, 2011 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day (the “sale price condition”).

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the average of the last quoted bid and ask prices for our common stock in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in our common stock generally occurs on The NASDAQ Global Market or, if our common stock is not then listed on The NASDAQ Global Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded, and (ii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock is not so listed or traded, “trading day” means a “business day.”

We will determine at the beginning of each calendar quarter commencing after the calendar quarter ending on March 31, 2011 if the sale price condition has been met and will notify the holders, the trustee and the conversion agent (if other than the trustee) as soon as reasonably practicable after such determination of the notes becoming convertible on account of the sale price condition being met.

Conversion upon satisfaction of trading price condition

On or after February 1, 2011 and prior to June 15, 2017, a holder of notes may surrender its notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such trading day (the “trading price condition”).

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5 million principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5 million principal amount of notes from a nationally recognized securities dealer on any date, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such date. If (x) we are not acting as bid solicitation agent, and we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, or (y) we are acting as bid solicitation agent and we fail to make such determination, then, in either case, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each trading day of such failure.

The bid solicitation agent shall have no obligation to determine the trading price per $1,000 principal amount of notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price per $1,000 principal amount of notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate. If the trading price condition has been met pursuant to such determination, we will so notify the holders, the trustee and the conversion agent (if other than the trustee) within one business day. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders, the trustee and the conversion agent (if other than the trustee) within one business day.

The trustee will initially act as the bid solicitation agent.

Conversion upon specified corporate events

Certain distributions

If, prior to June 15, 2017, we elect to:

•	issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of such announcement; or

•	distribute to all or substantially all holders of our common stock our assets, debt securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the notes at least 35 scheduled trading days prior to the ex-dividend date for such issuance or distribution. If the ex-dividend date for such issuance or distribution is on or after February 1, 2011, holders may surrender their notes for conversion at any time during the period beginning on, and including, the later of (x) February 1, 2011 and (y) our delivery of such notice and ending at the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time. Holders of the notes may not exercise this conversion right if they have the right to participate (as a result of holding the notes, and at the same time and on the same terms as common stockholders participate) in any of the transactions described above as if such holders of the notes held a number of shares of our common stock, for each $1,000 principal amount of their notes, equal to the applicable conversion rate, without having to convert their notes.

Certain corporate events

If (1) a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental change permits holders to require us to repurchase notes”), (2) a “make-whole fundamental change” (as defined under “—Adjustment to conversion rate upon conversion in connection with a make-whole fundamental change”) or (3) a consolidation, merger, combination or statutory share exchange involving us or a sale, lease or other transfer of all or substantially all of our assets, pursuant to which our common stock would be converted into cash, securities or other assets, in each case (A) occurs after the 35th trading day prior to February 1, 2011 (or, if such transaction also constitutes a fundamental change, the related fundamental change repurchase date occurs after February 1, 2011), and (B) occurs prior to June 15, 2017, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental change permits holders to require us to repurchase notes,” the notes may be surrendered for conversion at any time from or after the date that is the later of (x) February 1, 2011 and (y) 35 scheduled trading days prior to the anticipated effective date of the transaction (or, if later, the business day after we give notice of such transaction) until 35 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change repurchase date. We will notify holders, the trustee and the conversion agent (if other than the trustee) (i) as promptly as practicable following the date we publicly announce such transaction but in no event less than 35 scheduled trading days prior to the anticipated effective date of such transaction; or (ii) if we do not have knowledge of such transaction at least 35 scheduled trading days prior to the anticipated effective date of such transaction, within one business day of the date upon which we receive notice, or otherwise become aware, of such transaction, but in no event later than the actual effective date of such transaction.

Conversions on or after June 15, 2017

On or after June 15, 2017, a holder may convert any of its notes at any time prior to the close of business on the business day immediately preceding the maturity date regardless of whether any of the foregoing conditions has been met.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to the amount of interest payable on the next interest payment date to which you are not entitled.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “—Fundamental change permits holders to require us to repurchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement upon conversion

Upon conversion, we will satisfy our conversion obligation by paying or delivering, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions occurring on or after September 15, 2017 will be settled using the same settlement method. Prior to September 15, 2017 we will use the same settlement method for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different trading days. That is, we may choose on one trading day to settle conversions in physical settlement, and choose on another trading day cash settlement or combination settlement. If we elect a settlement method, we will inform holders so converting through the trustee of the settlement method we have selected no later than the close of business on the second trading day immediately following the related conversion date (or in the case of any conversions occurring on or after September 15, 2017, no later than September 15, 2017). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be equal to $1,000. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. It is our current intent and policy to settle conversion through combination settlement with a specified dollar amount of $1,000.

Settlement amounts will be computed as follows:

•	if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of common stock equal to the conversion rate;

•	if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 25 consecutive trading days during the relevant observation period; and

•	if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 25 consecutive trading days during the relevant observation period.

The “daily settlement amount,” for each of the 25 consecutive trading days during the observation period, shall consist of:

•	cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 25 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•	if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 25 consecutive trading days during the observation period, 4% of the product of (1) the conversion rate on such trading day and (2) the daily VWAP on such trading day.

The “daily VWAP” means, for each of the 25 consecutive trading days during the applicable observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “HTWR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•	if the relevant conversion date occurs prior to September 15, 2017, the 25 consecutive trading day period beginning on, and including, the third trading day after such conversion date; and

•	if the relevant conversion date occurs on or after September 15, 2017, the 25 consecutive trading days beginning on, and including, the 27th scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The NASDAQ Global Market or, if our common stock is not then listed on The NASDAQ Global Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

“Market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Except as described under “—Adjustment to conversion rate upon conversion in connection with a make-whole fundamental change” and “—Recapitalizations, reclassifications and changes of our common stock,” we will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date, if we elect physical settlement, or on the third business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will deliver cash in lieu of any fractional share of common stock issuable upon conversion based on the daily VWAP on the relevant conversion date (in the case of physical settlement) or based on the daily VWAP on the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will be treated as if such person were the holder of record of such shares as of (i) the close of business on the conversion date (in the case of physical settlement) or (ii) the last trading day of the relevant observation period (in the case of combination settlement), in each case solely for the purpose of receiving or participating in any dividend, distribution, issuance, share split or combination, tender or exchange offer or any other event that would lead to a conversion rate adjustment as described under “—Conversion rate adjustments” below.

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustment to the conversion rate if each holder of the notes has the right to participate, at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert its notes as if it held a number of shares of our common stock, per $1,000 principal amount of its notes, equal to the conversion rate.

(1) If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	OS1 OS0

where,
CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;
CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;
OS0 =		the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and
OS1	=	the number of shares of our common stock outstanding immediately after and solely as a result of giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of such announcement, the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	OS0 + X OS0+ Y

where,
CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;
CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;
OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;
X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of our common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of our common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2) and for the purpose of the first bullet point under “—Conversion upon specified corporate events—Certain distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply; then the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	SP0 SP0 - FMV

where,
CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;
CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;
SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and
FMV	=	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution. If our board of directors or a committee thereof determines the “FMV” (as defined above) of any distribution for purposes of this clause (3) by reference to the actual or when-issued trading market for any securities, it will in doing so consider the prices in such market over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	FMV0 + MP0 MP0

where,
CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such spin-off;
CR1	=	the conversion rate in effect immediately after the open of business on the ex-dividend date for such spin-off;
FMV0	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Conversion upon satisfaction of sale price condition” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and
MP0	=	the average of the last reported sale prices of our common stock over the valuation period.

The increase to the conversion rate under the preceding paragraph will be determined on the last trading day of the valuation period but will be given effect immediately after the open of business on the ex-dividend date for the spin-off; provided that in respect of any conversion during the valuation period, references in the preceding paragraph with respect to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed between the ex-dividend date of such spin-off and the conversion date in determining the conversion rate. If the ex-dividend date for the spin-off is less than 10 trading days prior to, and including, the end of the observation period in respect of any conversion, references in the preceding paragraph to 10 trading days shall be deemed replaced, for purposes of calculating the daily conversion rates for such conversion, with such lesser number of trading days as have elapsed from, and including the ex-dividend date for such spin-off to, and including, the last trading day of such observation period.

(4) If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	SP0 SP0 - C

where,
CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;
CR1	=	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;
SP0	=	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and
C	=	the amount in cash per share that we distribute to holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5) If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock and the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	AC + (SP1 x OS1) OS0 x SP1

where,
CR0	=	the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the date such tender or exchange offer expires;

CR1	=	the conversion rate in effect immediately after the open of business on the trading day next succeeding the date such tender or exchange offer expires;
AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;
OS0	=	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);
OS1	=	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and
SP1	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will be determined at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires but will be given effect immediately after the open of business on the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the trading day next succeeding the expiration date of such tender or exchange offer and the conversion date in determining the conversion rate. If the trading day immediately following the date the tender or exchange offer expires is less than 10 trading days prior to, and including, the end of the observation period in respect of any conversion, references in this clause (5) to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates for such conversion, with such lesser number of trading days as have elapsed from, and including, the trading day immediately following the date such tender or exchange offer expires to, and including, the last trading day of such observation period.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement upon conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if it were the record owner of the shares of our common stock on an unadjusted basis, and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

“Ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

To the extent permitted by law and the rules of The NASDAQ Global Market and any other securities exchange on which any of our securities are then listed, (i) we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest, and (ii) we may (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain U.S. federal income tax considerations.”

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

Covenant to comply with ASX listing rules

As long as CHESS Depository Interests representing our common stock are listed on the Australian Securities Exchange (“ASX”), prior to February 1, 2012, we will not issue any shares of our common stock (other than upon conversion of the notes) or any securities convertible into our common stock unless either (x) our shareholders approve such proposed issuance; (y) our shareholders ratify the issuance of the notes and the common stock underlying the notes; or (z) ASX provides a waiver of the requirement to seek shareholder approval for the issue of shares of common stock or securities convertible into common stock, in each case within the meaning of ASX rules and regulations.

Recapitalizations, reclassifications and changes of our common stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement upon conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement upon conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible (subject to the preceding sentence) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. If the holders receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased by any additional shares as described under “—Adjustment to conversion rate upon conversion in connection with a make-whole fundamental change”), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made.

Notwithstanding anything to the contrary herein, as long as CHESS Depositary Interests representing our common stock is listed on ASX certain listing rules of the ASX limit the number of shares of common stock we may deliver upon conversion of each $1,000 principal amount of notes. The ASX listing rules, subject to certain exceptions, prohibit us from issuing or agreeing to issue securities in any 12 month period which amount to more than 15% of our issued capital without shareholder approval (the “share cap”). As of the date hereof the share cap corresponds to           shares per $1,000 principal amount of notes. Accordingly, if our common stock is listed on ASX, in the event of an increase in the conversion rate beyond the share cap as a result of the foregoing conversion rate adjustments, we will, at our option, either obtain shareholder ratification for the issuance of the notes and the common stock underlying the notes prior to any conversion of notes, in accordance with ASX listing rules, or, upon conversion of the notes, deliver cash in lieu of any shares of our common stock otherwise deliverable in excess of the share cap based on (x) the daily VWAP on each trading day of the relevant observation period, in the case of combination settlement, or (y) the daily VWAP on the conversion date, in the case of physical settlement.

Adjustments of prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the “stock price” for purposes of a make-whole fundamental change), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Adjustment to conversion rate upon conversion in connection with a make-whole fundamental change

If a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change).

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under “—Conversion rights—Settlement upon conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any adjustment as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined as of the conversion date and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion rate adjustments.”

The following table sets forth the number of additional shares to be added to the conversion rate per $1,000 principal amount of notes for each stock price and effective date set forth below:

Stock price
Effective date	$	$	$	$	$	$	$	$	$	$	$	$	$

December , 2010
December 15, 2011
December 15, 2012
December 15, 2013
December 15, 2014
December 15, 2015
December 15, 2016
December 15, 2017

The exact stock prices and effective dates may not be set forth in the table above, in which case

•	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices or the earlier and later effective dates based on a 365-day year, as applicable.

•	If the stock price is greater than $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•	If the stock price is less than $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed           per $1,000 principal amount of notes, which as of the date hereof corresponds to a maximum aggregate number of shares of common stock of which may be issued on conversion of the notes, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental change permits holders to require us to repurchase notes

If a “fundamental change” (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased). The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3) “continuing directors” (as defined below) cease to constitute at least a majority of our board of directors;

(4) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(5) our common stock (or other common stock underlying the notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clause (2) above will not constitute a fundamental change, however, if 100% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Conversion rights—Settlement upon conversion”).

“Continuing director” means a director who either was a member of our board of directors on the date of this prospectus supplement or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director.

On or before the 20th day after (i) the date that we knew or reasonably should have known that the fundamental change occurred, in the case of a fundamental change described under clause (1) of the definition thereof, or (ii) the date the fundamental change occurred, in the case of any other fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. For the purpose of clause (i) of the preceding sentence, we will be deemed to know of any Schedule TO or any other schedule, form or report filed under the Exchange Act by any person or group. Our notice to holders of the occurrence of a fundamental change shall state, among other things:

•	the events causing the fundamental change;

•	the effective date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the conversion rate and any adjustments to the conversion rate;

•	if applicable, that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. If the notes are in global form, you must comply with DTC’s procedures for surrendering interests in global notes. Each repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. If the notes are in global form, holders must comply with the relevant procedures of DTC. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice, which must be $1,000 or an integral multiple thereof.

We will be required to repurchase notes surrendered for repurchase in accordance with the indenture on the fundamental change repurchase date. Holders will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If on the fundamental change repurchase date the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes for which holders have delivered and not withdrawn purchase notices as of the close of business on the business day prior to the fundamental change repurchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price upon delivery or transfer of the notes).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Furthermore, holders may not be entitled to require us to repurchase their notes upon a fundamental change or entitled to an increase in the conversion rate upon conversion as described under “—Adjustment to conversion rate upon conversion in connection with a make-whole fundamental change” in certain circumstances involving a significant change in the composition of our board, including in connection with a proxy contest where our board does not endorse a dissident slate of directors but approves them for purposes of the definition of “continuing directors” above.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk factors—Risks related to the notes and the offering—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or required repurchase of the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, merger and sale of assets

The following description replaces the description set forth in the accompanying prospectus under “Description of Debt Securities—Consolidation, merger or sale of assets,” in its entirety.

The indenture provides that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of default

The following description replaces the description set forth in the accompanying prospectus under “Description of Debt Securities—Events of default under the indenture,” in its entirety.

Each of the following is an event of default with respect to the notes:

(1) default in any payment of interest on any note when due and payable, if the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable;

(3) our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right, if the failure continues for a period of 5 business days;

(4) our failure to pay the fundamental change repurchase price of any note when due;

(5) our failure to give a fundamental change notice as described under “—Fundamental change permits holders to require us to repurchase notes” or notice of a specified corporate transaction as described under “—Conversion upon specified corporate events,” in each case if the failure continues for a period of 10 days after the due date for such notice;

(6) our failure to comply with our obligations under “Consolidation, merger and sale of assets;”

(7) our failure for 75 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

(8) default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $25 million in the aggregate of us and/or any such subsidiary (it being understood that the amount of any indebtedness will be determined after giving effect to any prior repayment thereof), whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable, if such declaration of acceleration is not rescinded or annulled within 10 days after we have received notice of such acceleration or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, if such default is not cured or waived within 10 days after the date when the payment was due; provided that, in the case of clause (i), if such declaration of acceleration is annulled or rescinded or, in the case of clause (ii), if such default is cured or waived, the related event of default with respect to the notes will be deemed to be cured for purposes of the indenture;

(9) certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X; or

(10) a final judgment for the payment of $25 million or more (excluding any amounts covered by insurance) rendered against us or any of our subsidiaries, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If an event of default (other than certain events of bankruptcy, insolvency or reorganization involving us) occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, if we so elect, the sole remedy during the first 270 days following an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the Securities and Exchange Commission (“SEC”) pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below, will consist exclusively of the right to receive additional interest on the notes, as long as such event of default is continuing, at a rate equal to (x) 0.25% per annum of the principal amount of the notes outstanding during the 90-day period beginning on, and including, the date on which such event of default first occurs and (y) 0.50% per annum of the principal amount of the notes outstanding during the 180-day period beginning on, and including the 91st day that such event of default is continuing.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 271st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 271st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with the immediately preceding paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 270 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the second preceding paragraph, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 270-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to (x) nonpayment of principal (including the fundamental change repurchase price, if applicable) or interest, (y) the failure to deliver the consideration due upon conversion or (z) any provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected) and rescind the consequences of any such default, including acceleration, if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the fundamental change repurchase price, if applicable) of;
•	accrued and unpaid interest, if any, on; and
•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such request within such 60-day period.

Subject to certain restrictions and the trustee’s right to demand security or indemnity reasonably satisfactory to it in accordance with the indenture, the holders of a majority in principal amount of the outstanding notes are given the right to (i) direct the trustee to exercise any remedy available to it and (ii) direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its reasonable discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, as soon as practicable, and in any event within 30 days after any officer becoming aware thereof, written notice of any events which would constitute defaults, their status and what action we are taking or propose to take in respect thereof.

Payments of the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and amendment

The following description replaces the description set forth in the accompanying prospectus under “Description of Debt Securities—Modification of indenture; waiver,” in its entirety.

Subject to certain exceptions, any provision of the indenture or the notes may be amended or compliance with any provision of the indenture or the notes may be waived, in each case with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no such amendment or waiver may:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the stated time for payment of interest on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) make any change that adversely affects the conversion rights of any notes;

(5) reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) make any note payable in money other than that stated in the note;

(7) change the ranking of the notes;

(8) impair the right of any holder to receive payment of principal and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(9) make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

We and the trustee may amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes to:

(1) cure any ambiguity, omission, defect or inconsistency that does not adversely affect holders of the notes;

(2) provide for the assumption by a successor corporation of our obligations under the indenture as described under “—Consolidation, merger and sale of assets”;

(3) add guarantees with respect to the notes;

(4) secure the notes;

(5) add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(6) make any change that does not adversely affect the rights of any holder;

(7) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

(8) conform the provisions of the indenture to the “Description of Notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if the required number of holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, any fundamental change repurchase date, upon conversion or otherwise, cash or cash and/or shares of common stock, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes or satisfy our conversion obligation, as the case may be, and pay all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Inapplicable provisions of the base indenture

The provisions of the base indenture described under “Description of Debt Securities—Defeasance” and “Description of Debt Securities—Subordination of subordinated debt securities” of the accompanying prospectus will not apply with respect to the notes.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

Trustee

Wilmington Trust FSB is the trustee, registrar, paying agent and conversion agent. Wilmington Trust FSB, in each of its capacities, including without limitation as trustee, registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing law

The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.

Book-entry, settlement and clearance

The global notes

The following description replaces the description set forth in the accompanying prospectus under “Description of Debt Securities—Book-entry debt securities,” in its entirety. The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered (i) to each person that DTC identifies as a beneficial owner of the related notes, if (a) DTC notifies us that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days or (b) DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days, or (ii) to any beneficial owner who requests that its notes be issued in physical, certificated form, if an event of default with respect to the notes has occurred and is continuing.

Certain U.S. federal income tax considerations

This section summarizes certain U.S. federal income tax considerations relating to the acquisition, ownership, and disposition of the notes and the common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on U.S. federal income tax law, including the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as of the date hereof and subject to change, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, holding, or disposing of the notes or common stock. The summary generally applies only to holders that purchase notes in the initial offering at their issue price, (which is the first price at which a substantial amount of the notes is sold for money to the public not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that hold the notes or common stock as “capital assets” (generally, property held for investment).

This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax or U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be applicable to all categories of holders, some of which may be subject to special rules (such as dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations, former citizens or residents of the United States, persons holding notes or common stock as part of a hedging, conversion or integrated transaction or straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of U.S. federal estate and gift tax laws or the effect of any applicable foreign, state or local laws.

As used herein, the term “U.S. Holder” means a beneficial owner of notes or common stock that for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if it (a) is subject to the primary supervision of a U.S. court and all substantial decisions of which are within the control of one of more U.S. persons or (b) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. As used herein, the term “Non-U.S. Holder” means a beneficial owner of notes or common stock (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership holds shares of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its independent tax advisor as to its tax consequences.

U.S. holders

Taxation of interest

Stated Interest. It is expected and this discussion assumes, that these notes will not be issued with original issue discount for U.S. federal income tax purposes. Accordingly, interest on the notes will be taxable to a U.S. Holder as ordinary interest income (in accordance with the holder’s regular method of accounting) at the time such payments are accrued or received.

We may be required to make payments of additional interest in certain circumstances, as described under “Description of Notes—Events of Default.” We believe that there is only a remote likelihood that we would be required to pay additional interest and therefore do not intend to treat the notes as subject to the special rules governing certain “contingent payment” debt instruments. Our determination in this regard, while not binding on the IRS, is binding on U.S. Holders unless they disclose their contrary position to the IRS in the manner that is required by applicable Treasury regulations. If our determination is incorrect, and these notes are determined to be contingent payment debt instruments, such determination could affect the timing, amount and character of the income recognized by U.S. Holders. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Holders should consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Sale, exchange, redemption or other taxable disposition of notes

A U.S. Holder generally will recognize capital gain or loss upon a sale, exchange, redemption or other taxable disposition of a note (other than a conversion of the note in which the holder receives any common stock, the U.S. federal income tax consequences of which are described under “—Conversion of Notes” below). Any gain or loss will equal the difference between the proceeds received (other than amounts attributable to accrued but unpaid interest) and the U.S. Holder’s adjusted tax basis in the note. The U.S. Holder’s adjusted tax basis in the note will generally equal the amount paid for the note. The portion of any proceeds that is attributable to accrued interest will be taxable as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income. The gain or loss recognized by the U.S. Holder on a disposition of the note will be long-term capital gain or loss if the holding period in the note exceeds one year at the time of the disposition. Long-term capital gain recognized by certain non-corporate U.S. Holders (including individuals) is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Conversion of notes

If a U.S. Holder presents a note for conversion, we may deliver cash or common stock or a combination of common stock and cash depending upon our chosen settlement method.

If a U.S. Holder receives solely common stock (excepting cash received in lieu of fractional shares of common stock) for notes upon conversion, the U.S. Holder generally will not recognize income, gain or loss upon the conversion, except that the receipt of cash in lieu of a fractional share generally will result in gain or loss, as described below. A U.S. Holder’s tax basis in common stock received upon conversion will equal such holder’s adjusted tax basis in the converted note (excluding any basis allocable to any fractional share of common stock with respect to which a U.S. Holder receives cash, as discussed below). The U.S. Holder’s holding period for such stock will include the holder’s holding period for the converted note.

If a U.S. Holder receives solely cash in exchange for such note, such payment will be treated as a redemption of the note for cash. See “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes” above.

If a U.S. Holder receives stock and cash in the conversion, the U.S. Holder may be treated as exchanging the note for our common stock and cash in a recapitalization for U.S. federal income tax purposes. In such case, the U.S. Holder generally would not be permitted to recognize loss, but generally would be required to recognize capital gain in an amount equal to the lesser of (i) the excess (if any) of (A) the amount of cash (excluding any cash received in lieu of a fractional share of our common stock and any cash received attributable to accrued and unpaid interest) plus the fair market value of our common stock received upon conversion (treating a fractional share of our common stock as issued and received for this purpose and excluding any such common stock that is attributable to accrued and unpaid interest) over (B) the U.S. Holder’s adjusted tax basis in the converted note, and (ii) the amount of cash received upon conversion (other than any cash received in lieu of a fractional share of our common stock and any cash received attributable to accrued and unpaid interest). The U.S. Holder’s adjusted tax basis in the common stock received (including any fractional share of our common stock for which cash is paid, but excluding shares attributable to accrued and unpaid interest) generally would equal the adjusted tax basis of the note, decreased by the amount of any cash received (other than cash in lieu of a fractional share of our common stock and any cash attributable to accrued and unpaid interest), and increased by the amount of gain recognized (other than any gain recognized with respect to cash received in lieu of a fractional share of our common stock). The U.S. Holder’s holding period in the common stock (other than shares attributable to accrued and unpaid interest) would include the holding period in the converted note.

Alternatively, the conversion of a note into cash and shares of our common stock may be treated as in part a payment in redemption for cash of a portion of the note and in part a conversion of a portion of the note into common stock. In such case, a U.S. Holder’s aggregate tax basis in the note would be allocated between the portion of the note treated as redeemed and the portion of the note treated as converted into common stock based on their relative fair market values. The U.S. Holder generally would recognize capital gain or loss with respect to the portion of the note treated as redeemed equal to the difference between the amount of cash received by the U.S. Holder (other than amounts attributable to accrued and unpaid interest) and the U.S. Holder’s adjusted tax basis in the portion of the note treated as redeemed. See “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes” above. With respect to the portion of the note treated as converted, a U.S. Holder generally would not recognize any gain or loss (except with respect to cash received in lieu of a fractional share of common stock and common stock received attributable to accrued and unpaid interest). The tax basis allocated to the portion of the note treated as converted into common stock would be the U.S. Holder’s tax basis in the common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued and unpaid interest). The U.S. Holder’s holding period in the common stock (other than shares attributable to accrued and unpaid interest) would include the holding period in the converted note.

The gain recognized by a U.S. Holder upon conversion of a note generally will be long-term capital gain if the holding period in the note exceeds one year at the time of the conversion. Long-term capital gain recognized by certain non-corporate U.S. Holders (including individuals) is eligible for reduced rates of taxation.

With respect to cash received in lieu of a fractional share of our common stock, a U.S. Holder would be treated as if the fractional share were issued and received and then immediately redeemed for cash. Accordingly, the U.S. Holder generally would recognize gain or loss equal to the difference between the cash received and that portion of the holder’s tax basis in the common stock (determined as discussed above) attributable to the fractional share.

Any cash and the value of any portion of our common stock that is attributable to accrued and unpaid interest on the notes not yet included in income by a U.S. Holder would be taxed as ordinary income at the time of the conversion. The basis in any shares of common stock attributable to accrued and unpaid interest would equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued and unpaid interest would begin on the day after the date of receipt.

Distributions on common stock

If, after a U.S. Holder converts a note and we deliver any shares of common stock upon such conversion, we make a distribution in respect of that stock from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in a U.S. Holder’s income as ordinary income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s basis in its common stock; any remaining excess will be treated as capital gain.

If the U.S. Holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), it would generally be able to claim a deduction for a portion of any dividends received, provided certain holding period requirements are satisfied. For taxable years beginning before January 1, 2011, subject to certain exceptions, dividends received by non-corporate U.S. Holders will be taxed at a maximum rate of 15%, provided that certain holding period requirements are met. We can make no prediction as to whether this 15% rate will be extended to future tax years.

Constructive distributions

The terms of the notes allow for changes in the conversion rate of the notes in certain circumstances. A change in conversion rate that allows U.S. Holders to receive more shares of common stock on conversion may increase the holders’ proportionate interests in our earnings and profits or assets. Such a constructive stock distribution could be taxable to the holders, although they would not actually receive any cash or other property. A taxable constructive stock distribution would result, for example, if the conversion rate is adjusted to compensate holders for distributions of cash or property to our stockholders. The adjustment to the conversion rate of notes converted in connection with certain fundamental changes, as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments”, also may be treated as a taxable stock distribution. If an event occurs that dilutes the interests of stockholders and the conversion rate of the notes is not adjusted (or is not adequately adjusted), this also could be treated as a taxable stock distribution to U.S. Holders of the notes. Not all changes in conversion rate that result in U.S. Holders receiving more stock on conversion, however, increase the U.S. Holders’ proportionate interests in the Company. For instance, a change in conversion rate could simply prevent the dilution of the U.S. Holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formulae, are not treated as constructive stock distributions. Any taxable constructive stock distribution resulting from a change to, or failure to change, the conversion rate would be treated like a distribution paid in cash or other property and would result in a taxable dividend to the U.S. Holder to the extent of our current or accumulated earnings and profits, as discussed above under “—Distributions on Common Stock.” U.S. Holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the dividends-received deduction or the maximum 15% rate described in the previous paragraph, as the applicable holding period requirements might not be considered to be satisfied.

Sale, exchange or other taxable disposition of common stock

A U.S. Holder generally will recognize capital gain or loss on a sale, exchange or other taxable disposition of common stock. Any gain or loss will equal the difference between the proceeds received and the U.S. Holder’s adjusted tax basis in the stock. The gain or loss recognized by the U.S. Holder on a sale, exchange or other taxable disposition of stock will be long-term capital gain or loss if the U.S. Holder’s holding period in the common stock exceeds one year at the time of disposition. Long-term capital gain recognized by certain non-corporate U.S. Holders (including individuals) is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

Taxation of interest

Subject to the discussion below under “—Income or Gains Effectively Connected With a U.S. Trade or Business,” payments of interest to a Non-U.S. Holder are generally not subject to U.S. withholding tax at a rate of 30% (or a reduced or zero rate if a Non-U.S. Holder qualifies for the benefits under an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence (a “Treaty”)), if the Non-U.S. Holder certifies its nonresident status as described below, unless a Non-U.S. Holder:

•	owns, actually or constructively, at least 10% of our voting stock;

•	is a “controlled foreign corporation” that is directly or indirectly related to us through stock ownership; or

•	fails to adhere to the certification requirements described below.

This interest exemption, the reduction of the withholding rate pursuant to an applicable Treaty and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form prior to the payment. For payments made to a foreign partnership or other flow-through entity, the certification requirements generally apply to the partners or other owners rather than to the partnership or other entity, and the partnership or other entity must provide the partners’ or other owners’ documentation.

Sale, exchange, redemption, conversion or other taxable disposition of notes or common stock

Subject to the discussion below under “—Income or Gains Effectively Connected With a U.S. Trade or Business,” Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion or other taxable disposition of notes or common stock (other than with respect to payments attributable to accrued interest, which will be taxed as described under “—Taxation of Interest” above), unless:

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable Treaty, the gain, which may be offset by U.S.-source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

•	the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA), described below, treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules might apply to a sale, exchange, redemption, conversion or other taxable disposition of notes or common stock by a Non-U.S. Holder if we currently, or at any time within five years before the transaction (or, if shorter, the Non-U.S. Holder’s holding period for the notes or common stock disposed of), were a “U.S. real property holding corporation” (or USRPHC). In general, we would be a USRPHC if interests in U.S. real estate comprised at least 50% of the value of our worldwide real property and other business assets. We do not believe that we currently are a USRPHC or that we will become one in the future.

Dividends and other potential withholding

Subject to the discussion below under “—Income or Gains Effectively Connected with a U.S. Trade or Business,” dividends paid to a Non-U.S. Holder on common stock received on conversion of a note (and any taxable constructive stock dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion, see “—U.S. Holders—Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate. However, the withholding rate may be reduced under an applicable Treaty, provided that a properly completed and executed Form W-8BEN (or other applicable form) has been timely provided to us by such Non-U.S. Holder claiming the benefit of such Treaty. A Non-U.S. Holder that is eligible for a reduced rate of withholding tax under an applicable Treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Income or gains effectively connected with a U.S. trade or business

Interest on the notes, dividends on common stock, or gain recognized from the sale, exchange, redemption, conversion or other taxable disposition of the notes or stock that is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in essentially the same manner applicable to U.S. Holders, as discussed above. If the Non-U.S. Holder is eligible for the benefits of a Treaty, any effectively connected income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a Treaty applies, are attributable to a

U.S. permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to 30% withholding provided a properly executed Form W-8ECI or appropriate substitute form has been timely provided to us by such Non-U.S. Holder. If the Non-U.S. Holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), that portion of its earnings and profits that is effectively connected with its U.S. trade or business will generally be subject to a “branch profits tax” upon an actual or deemed repatriation of such earnings and profits. The branch profits tax rate is generally 30%, although an applicable Treaty might provide for a lower rate.

Backup withholding and information reporting

Payments of interest or dividends to U.S. Holders of notes or common stock (including corporations after 2011) will generally be subject to information reporting, and will be subject to backup withholding (at a rate that is currently 28%, but scheduled to increase to 31% for taxable years beginning after December 31, 2010) unless the U.S. Holder provides a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

Payments to Non-U.S. Holders of dividends on common stock or interest on notes may be subject to backup withholding unless the Non-U.S. Holder certifies its nonresident status on a properly executed W-8BEN or appropriate substitute form. Information returns will be filed with the IRS in connection with interest or dividends paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest or dividends including any tax withheld under the rules described above under “—Non-U.S. Holders—Taxation of Interest” and “—Non-U.S. Holders—Dividends and Other Potential Withholding.” Payments made to Non-U.S. Holders by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status or otherwise establishes an exemption from reporting or withholding. Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules generally will be allowed as a refund or a credit against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

Recent legislation imposing additional disclosure requirements on foreign entities

Holders should be aware of recent legislation that, beginning on January 1, 2013, will impose a 30% withholding tax on certain payments (which could include dividends in respect of our common stock and gross proceeds from the sale or other disposition of shares of our common stock) made to a foreign entity that fails to disclose the identity of its direct or indirect “substantial United States owners” or to certify that it has no such owners and meet other criteria. Various exceptions are provided under the legislation, and additional exceptions may be provided by subsequent guidance. Holders should consult their own tax advisors regarding the potential application and impact of these new requirements based upon their particular circumstances.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF OUR NOTES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Underwriting

We are offering the notes described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC is acting as sole book-running manager of the offering and as representative of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the principal amount of notes listed next to its name in the following table:

Principal amount
Underwriter	of notes

J.P. Morgan Securities LLC	$
Total	$100,000,000

The underwriters are committed to purchase all the notes offered by us if they purchase any notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters have advised us that they propose to initially offer the notes to the public at a price of     % of the principal amount of the notes, plus accrued interest, if any, from the original issue date of the notes, and to dealers at that price less a concession not in excess of     % of the principal amount of the notes, plus accrued interest, if any, from the original issue date of the notes. After the initial public offering, the public offering price, concession and discount may be changed.

We have granted an option to the underwriters to purchase up to an additional $15,000,000 principal amount of the notes at the public offering price less the underwriting discount, plus accrued interest, if any, from the original issue date of the notes. The underwriters may exercise this option within the 30-day period beginning on the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional notes proportionate to that underwriter’s initial amount reflected in the above table.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per note	Without option	With option

Public offering price(1)	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	Plus accrued interest, if any, from December , 2010.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts, will be approximately $475,000.

We have agreed that we will not for a period of 75 days after the date of this prospectus supplement (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the Securities Exchange

Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities LLC. The forgoing restrictions do not apply to certain transactions, including:

•	the sale of the notes to the underwriters;

•	issuances of shares in connection with acquisitions, or strategic transactions including licensing and collaborations, provided that the recipient shall be subject to a similar restriction on transfer of such shares as set forth above and provided further that the shares issued pursuant to this clause shall not exceed 10% of shares of our common stock then outstanding;

•	issuances or sales pursuant to exercises of any stock option or the vesting of any restricted stock unit granted as a direct or indirect result of any Company plan, including but not limited to any stock incentive plan, employee stock option plan or restricted stock unit plan, or in each case, automatic sales of stock pursuant to the terms of such plans to cover tax payments or any form of “cashless” exercise generally available for such grants;

•	issuances of shares of common stock upon the conversion of a security of the Company outstanding on the date of this prospectus supplement;

•	the filing and effectiveness under the Securities Act of any registration statement (or any supplement or amendment to any previously-filed registration statement) that the Company may be required to file with the Securities and Exchange Commission pursuant to any rights of the holders of warrants outstanding as of the date hereof, and the filing and effectiveness under the Securities Act of any registration statement on Form S-8 relating to inducement grants made by the Company prior to the date hereof.

In addition, the selling stockholder in the concurrent Apple Tree Offering, its general partner and our directors and executive officers have entered into lock up agreements with the underwriters prior to the commencement of this offering pursuant to which these persons, with limited exceptions, for a period of 75 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers and shareholder in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise or (iii) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The foregoing restrictions will not prohibit the entry into new Rule 10b5-1 trading plans or apply to:

•	the sale of shares to the underwriters in the concurrent Apple Tree Offering described herein;

•	transfers of up to 10,000 shares of common stock, in the aggregate, of the shares of common stock or securities convertible or exchangeable for common stock pursuant to any Rule 10b5-1 trading plans of such directors, executive officers and shareholder, whether or not existing on the date of this prospectus supplement;

•	exercises of any stock option or the vesting of any restricted stock unit granted under any Company plan, including but not limited to any stock incentive plan, employee stock option plan or restricted stock unit plan, or automatic sales of stock pursuant to the terms of such plans to cover tax payments or any form of “cashless” exercise generally available for such grants;

•	exercises of options or warrants or conversions of preferred stock or notes, provided that any shares of our common stock received upon the exercise or conversion of such options, warrants, preferred stock or notes shall be subject to the restrictions contained in the lock up agreements; and

•	(A) bona fide gifts or other transfers for no consideration, (B) dispositions of our common stock to any trust, family limited partnership or similar entity for the direct or indirect benefit of such director, executive officer or shareholder and/or the ancestors, lineal descendants, siblings or spouse of such director, executive officer, or shareholder or (C) with respect to any stockholder that is a partnership, limited liability company, trust, corporation or similar entity, distributions of our common stock to its partners, members, beneficiaries or stockholders or contributions or other transfers to its wholly-owned subsidiaries.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

We intend to submit an application for the listing of the common stock issuable upon conversion of the notes on the NASDAQ Global Market.

In connection with the offering, the underwriters are permitted, subject to the extent permitted by law, to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes.

Subject to the extent permitted by law, if the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are in the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the notes to stabilize the price or to reduce a short position could cause the price of the notes to be higher than it might be in the absence of such purchases.

The underwriters also may, subject to the extent permitted by law, impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that transactions described above may have on the price of the notes or the shares of common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transaction or that these transaction, once commenced, will not be discontinued without notice. These transactions may be effected in the over-the-counter market or otherwise.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may, subject to the extent permitted by law, effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

The underwriters of the offering of notes hereby will also act as underwriters in the concurrent Apple Tree Offering described herein.

Selling restrictions

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved b the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(1) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(2) to any legal entity which has two or more of (1) an average of at lest 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(3) to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running manager for any such offer; or

(4) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Switzerland

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. Our shares of common stock may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to our shares of common stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of our shares of common stock in Switzerland.

Australia

This document does not constitute a prospectus or other disclosure document under the Corporations Act 2001 (Cth) (the “Corporations Act”) and does not include the information required for a disclosure document under the Corporations Act. This document has not been lodged with the Australian Securities and Investments Commission (“ASIC”) and no steps have been taken to lodge it with ASIC. Any offer in Australia of the ordinary shares under this prospectus may only be made to persons who come within one of the categories set out in sections 708(8) and 708(11) of the Corporations Act, or otherwise pursuant to one or more exemptions in section 708 of the Corporations Act so that it is lawful to offer the ordinary shares without disclosure to investors under Part 6D.2 of the Corporations Act and who are also, in each case, “Wholesale Clients” as defined in section 7616(4) of the Corporations Act (collectively referred to as “Sophisticated and Professional Investors”).

This document is not financial product advice and has been prepared without taking account of any individual’s objectives, financial situation or needs. Accordingly, before any eligible investor takes any action in response to this document, that investor should review this document, consider their own objectives, financial situation and needs and seek professional advice if in any doubt.

NASDAQ Global Market

The Company’s common stock is listed in The NASDAQ Global Market under the symbol “HTWR”.

CHESS and CDIs in Australia

The Company participates in the Clearing House Electronic Subregister System (“CHESS”), which is ASX’s electronic transfer and settlement system in Australia. Settlement of trading of quoted securities on ASX market takes place on CHESS. CHESS allows for and requires the settlement of transactions in securities quoted on ASX to be effected electronically. No share or security certificates are issued in respect of shareholdings or security holdings that are quoted on ASX and settled on CHESS, nor is it a requirement for transfer forms to be executed in relation to transfers that occur on CHESS.

CHESS cannot be used directly for the transfer of securities of companies that are not incorporated in Australia (such as the Company) where the laws of the Company’s place of incorporation do not recognize CHESS.

To enable companies such as the Company to have their securities cleared and settled electronically through CHESS, depository instruments called CHESS Depositary Interests (“CDIs”) have been introduced, CDIs confer the beneficial ownership in foreign securities, such as our shares of common stock, on the CDI holder with the legal title to such shares of common stock being held by CHESS Depositary Nominees Pty Ltd (“CDN”). CDN is a wholly-owned subsidiary of ASX Limited ABN 98 008 624 691. The main difference between holding CDIs and shares of our common stock is that the holder of CDIs has beneficial ownership of the underlying shares of our common stock instead of legal title. Legal title is held by CDN.

Each CDI of the Company is equivalent to one thirty-fifth of a share of our common stock. Holders of the Company’s CDIs have the same economic benefits of holding the underlying shares of our common stock. Holders of CDIs are able to transfer and settle transactions electronically on ASX.

Holders of CDIs are entitled to all dividends, rights and other entitlements as if they were legal owners of shares of our common stock, on the basis that one CDI is the equivalent of one thirty-fifth of a share of our common stock, and are entitled to receive notices of general meetings of shareholders. As holders of CDIs are not the legal owners of the underlying shares of our common stock, CDN, which holds legal title to the shares of our common stock underlying the CDIs, is entitled to vote at Company shareholder meetings on the instruction of the holders of

CDIs. Alternatively, if a holder of CDIs wishes to attend and vote at shareholder meetings, the holder may instruct CDN to appoint the holder (or a person nominated by the holder) as CDN’s proxy in respect of the underlying shares of our common stock beneficially owned by such holder for the purposes of attending and voting at a shareholder meeting of the Company. Because one CDI is the equivalent of one thirty-fifth of a share of our common stock, a holder of CDIs is entitled to direct CDN to vote one vote for every 35 CDIs held.

Converting common shares and CDIs

Holders of shares of our common stock are able to convert those shares into CDIs and trade them on ASX and holders of CDIs are able to convert those securities into shares of our common stock and trade them on the NASDAQ Global Market by contacting the Company’s Australian share registry or its U.S. registrar and transfer agent and requesting that their holdings be transferred to the Australian or U.S. register, as appropriate. If holders of our CDIs choose to convert CDIs into common stock they will receive one share of common stock for every thirty five CDIs held by them at the time of conversion. Alternatively, if holders of our shares of common stock choose to convert their shares into CDIs they will receive thirty five CDIs for every share of common stock held by them at the time of conversion.

Legal matters

Shearman & Sterling LLP, New York, New York, will pass upon the validity of the notes offered by this prospectus supplement. The underwriters are represented by Davis Polk & Wardwell LLP, New York, New York.

Experts

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Where you can find additional information and
incorporation of certain information by reference

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus supplement by referring you to publicly filed documents that contain the omitted information.

You can read and copy any materials on file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the internet at www.sec.gov.

The information incorporated by reference is an important part of this prospectus supplement, and the information we later file with the SEC will automatically update and supersede earlier information. We incorporate by reference the following documents filed with the SEC by us and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of our common stock covered by this prospectus supplement (except, in each case, for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

•	our Current Reports on Form 8-K filed January 26, 2010, February 2, 2010, April 26, 2010, May 6, 2010, August 19, 2010, September 7, 2010, September 30, 2010, November 15, 2010 (only Items 8.01 and 9.01), and December 9, 2010; and

•	our definitive proxy statement on Schedule 14A filed on April 9, 2010;

You may also request a copy of the information we incorporate by reference in this prospectus supplement at no cost by writing to us at HeartWare International, Inc., Attention: Investor Relations, 205 Newbury Street, Suite 101, Framingham, Massachusetts 01701, or by calling 1 508 739 0950.

PROSPECTUS

HeartWare International, Inc

Common Stock
Preferred Stock
Debt Securities
Warrants
Units

We, or one or more selling security holders to be identified in a prospectus supplement, may offer and sell from time to time, in one or more series or issuances and on terms that will be determined at the time of the offering, any combination of the securities described in this prospectus.

We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings, to or through underwriters, dealers, and agents or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities and their compensation will be described in the applicable prospectus supplement. See “Plan of Distribution.”

Our common stock is listed on the Nasdaq Global Market under the symbol “HTWR”.

Our shares of common stock also trade in the form of CHESS Depository Interests (“CDIs”), each CDI representing one thirty-fifth of a share of our common stock, on the Australian Securities Exchange (“ASX”) under the symbol “HIN” as of November 13, 2008. Prior to that date, our ordinary shares of HeartWare Limited, of which we are the successor issuer, were traded on the ASX under the symbol “HTW”.

We will provide information in any applicable prospectus supplement regarding any listing of securities other than shares of our common stock on any securities exchange.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 5 of this prospectus and in the applicable prospectus supplement before investing in any securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 9, 2010

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing the “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. In addition, one or more selling security holders may sell securities under our registration statement.

This prospectus provides you with a general description of the securities we or any selling security holder may offer as well as other information you should know before investing in our securities. Each time we or any selling security holder sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We will file each prospectus supplement with the SEC. To the extent that any statement we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and any applicable prospectus supplement together with the additional information described under “Where You Can Find Additional Information and Incorporation of Certain Information by Reference” before making an investment decision.

The prospectus supplement will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation, and the other specific material terms related to the offering of the securities. The prospectus supplement may also contain information, where applicable, about material United States federal income tax considerations relating to the securities.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below under “Where You Can Find Additional Information and Incorporation of Certain Information by Reference.” We urge you to read carefully that registration statement in its entirety, including all amendments, exhibits, schedules and supplements to that registration statement.

You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

As used in this prospectus:

•	“HeartWare,” “the Company,” “HeartWare Group,” “we,” “us” and “our” refer to HeartWare International, Inc. and its consolidated subsidiaries, HeartWare Pty. Limited, HeartWare, Inc., HeartWare GmbH and HeartWare (UK) Limited.

•	“HeartWare International, Inc.” refers to HeartWare International, Inc., a Delaware corporation incorporated on July 29, 2008.

•	“HeartWare Pty. Limited” refers to HeartWare Pty. Limited (formerly known as HeartWare Limited), an Australian proprietary corporation originally incorporated on November 26, 2004.

•	“HeartWare, Inc.” refers to HeartWare, Inc., a Delaware corporation incorporated on April 3, 2003. HeartWare, Inc. was acquired by HeartWare Pty. Limited on January 24, 2005.

•	“HeartWare GmbH” refers to HeartWare GmbH, a German corporation established on February 19, 2010.

•	HeartWare (UK) Limited refers to HeartWare (UK) Limited, a limited liability corporation established in the United Kingdom on February 19, 2010.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain, or will contain, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are based on our management’s beliefs, assumptions and expectations and on information currently available to our management. Generally, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements, which generally are not historical in nature. All statements that address operating or financial performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation:

•	our expectations with respect to regulatory submissions and approvals, such as FDA approval of our expected premarket approval application for our HeartWare® Ventricular Assist System for a bridge-to-transplant indication;

•	our expectations with respect to our clinical trials, including enrollment in or completion of our clinical trials;

•	our expectations with respect to the integrity or capabilities of our intellectual property position;

•	our ability to commercialize our existing products;

•	our ability to develop and commercialize new products; and

•	our estimates regarding our capital requirements and financial performance, including profitability.

Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on our forward-looking statements because they speak only as of the date when made. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by federal securities laws and the rules and regulations of the SEC. We may not actually achieve the plans, projections or expectations disclosed in our forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described under the heading “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our periodic reports filed with the SEC and in any accompanying prospectus supplement or free writing prospectus or in the documents incorporated by reference herein or therein. Investors should read the entire prospectus supplement and consult their respective financial, legal or other professional adviser in relation to the subject matter therein, especially as it pertains to our risks and uncertainties outlined in Part I, Item 1A of our most recent annual report on Form 10-K as well as in Part II, Item 1A of any of our quarterly reports since the date of the most recent annual report on Form 10-K, together with the information provided in our other public filings with the SEC.

HEARTWARE INTERNATIONAL, INC.

Overview

HeartWare is a medical device company focused on the development and sale of implantable blood pumps for the treatment of advanced heart failure.

The HeartWare Ventricular Assist System® (the “HeartWare System”), which includes a left ventricular assist device, or blood pump, patient accessories and surgical tools, is designed to provide circulatory support for patients with advanced heart failure. The core of the HeartWare System is a proprietary continuous flow blood pump, the HVAD Pump, which is a full-output device capable of pumping up to 10 liters of blood per minute.

In January 2009, the HeartWare System received Conformite Europenne (“CE”) Marking approval, which allows us to market and sell the device in Europe. Our first commercial sale in Europe occurred in March 2009. The HeartWare System is also sold to customers located in the US through our clinical trials and under special access in Australia and Canada.

In April 2008, we received conditional Investigational Device Exemption (“IDE”) approval from the United States Food and Drug Administration (“FDA”) to enroll 150 patients in a bridge-to-transplant clinical study in the United States (called “ADVANCE”). Full IDE approval for the HeartWare System was received from the FDA in September 2008 and, in October 2009 we received FDA approval to expand the number of participating sites from 28 to 40 centers.

In August 2008, our first US patient received the HeartWare System at the Washington Hospital Center in Washington, DC, marking the commencement of our ADVANCE trial. In February 2010, we completed enrollment in this trial with 140 patients receiving the HeartWare System. The remaining 10 patients were enrolled but did not receive an implant of the HeartWare System because they failed to meet the trial’s inclusion and exclusion criteria after being enrolled.

In April 2010, the FDA approved an IDE Supplement that allowed us to enroll up to an additional 54 patients in our ADVANCE trial under a Continued Access Protocol (“CAP”). In August 2010, we completed enrollment of this initial allotment of 54 patients and in September 2010, the FDA granted a second allotment of 54 patients. The CAP makes the HeartWare System available to patients and clinicians while also providing additional data for the FDA to evaluate prior to determining whether or not to approve the HeartWare System. The CAP patients will be enrolled and followed under a modified protocol of the ADVANCE trial.

In June 2010, we received conditional IDE approval from the FDA to begin enrollment in our destination therapy clinical study for the HeartWare System. Designed to enroll up to 450 patients at 50 US hospitals, the non-inferiority study, which is named “ENDURANCE,” is a randomized, controlled, unblinded, multi-center clinical trial to evaluate the use of the HeartWare System as a destination therapy in advanced heart failure patients. The study population will be selected from patients with end-stage heart failure who have not responded to standard medical management and who are ineligible for cardiac transplantation. Patients in the study will be randomly selected to receive either the HeartWare System or, as part of a control group they will be implanted with any alternative left ventricular assist device (“LVAD”) approved by the FDA for destination therapy, in a 2:1 ratio. Each patient receiving the HeartWare System or control LVAD will be followed to the primary endpoint at two years, with a subsequent follow-up period extending to five years post implant. In August 2010, our first patient was implanted as part of the ENDURANCE trial and we received full IDE approval from the FDA in September 2010.

Beyond the HeartWare System, we are also evaluating our new miniaturized device, known as the MVAD. The MVAD is based on the same technology platform as the HeartWare System but adopts an axial flow, rather than a centrifugal flow, configuration and is being developed in multiple configurations. The MVAD designs are currently at the preclinical stage and undergoing animal studies focused on less invasive implantation techniques. Each of the MVAD configurations is approximately one-third the size of the HVAD

Pump. We believe that the MVAD designs will be implantable by surgical techniques that are even less invasive than those required to implant the HVAD Pump.

We began generating revenue from sales of the HeartWare System in August 2008 and have incurred net losses in each year since our inception. We expect our losses to continue as we advance and expand our clinical trial activities in the United States, continue to develop commercial markets outside of the United States and expand our research and development into next generation products including the MVAD.

We have financed our operations primarily through the issuance of shares of our common stock. Most recently, in February 2010, we completed a public offering of approximately 1.77 million shares of our common stock, including the underwriter’s exercise of their over-allotment option to purchase 230,595 shares, at an offering price of $35.50 per share for aggregate gross proceeds of approximately $62.8 million. After fees and related expenses, net proceeds from the offering were approximately $58.5 million.

We are headquartered in Framingham, Massachusetts. We have an operations and manufacturing facility in Miami Lakes, Florida, a small development and operations facility in Sydney, Australia and a small distribution and customer service facility in Hannover, Germany. As of September 30, 2010, we had 196 employees worldwide.

Recent developments

On November 3, 2010, we announced the financial results for our third fiscal quarter ended September 30, 2010.

For the three months ended September 30, 2010, we generated revenues of approximately $13.8 million compared to $7.5 million in revenues for the three months ended September 30, 2009, for an increase of 84%. For the nine months ended September 30, 2010, we generated revenues of $34.3 million compared to $12.0 million for the nine months ended September 30, 2009, for an increase of 186%.

Net loss for the three months ended September 30, 2010 was $7.8 million, or a $0.57 loss per basic and diluted share, compared to a $5.9 million net loss, or a loss of $0.60 per basic and diluted share, for the three months ended September 30, 2009. For the nine months ended September 30, 2010, we recorded a net loss of $22.4 million, or a $1.66 loss per basic and diluted share, compared to a $19.0 million net loss, or a loss of $2.07 per basic and diluted share, for the nine months ended September 30, 2009.

On November 14, 2010, the data from HeartWare’s bridge to heart transplantation (“BTT”) study, ADVANCE, was presented as a clinical trial at the 2010 Scientific Sessions of the American Heart Association by co-principal investigator Keith Aaronson, M.D. M.S., Associate Professor in the Division of Cardiovascular Medicine and Medical Director of the Heart Transplant Program and Center for Circulatory Support at the University of Michigan, on behalf of the ADVANCE investigators.

Results from the ADVANCE clinical study showed that 92% of the investigational device patients met the per protocol primary endpoint of the trial, which was defined as alive on the originally implanted device, transplanted or explanted for recovery at 180 days. Results from the ADVANCE clinical study also demonstrated that 94% of the investigational device patients enrolled in the study achieved a survival endpoint at 180 days, and the study also projected one-year survival of 91% using Kaplan-Meier analysis.

HeartWare’s ADVANCE clinical trial is a Food and Drug Administration approved IDE study designed to evaluate the HeartWare® Ventricular Assist System as a bridge to heart transplantation for patients with end-stage heart failure. Between August 2008 and February 2010, 140 patients at 30 hospitals in the United States received the HeartWare investigational device. The per protocol analysis includes 137 patients in the investigational device cohort.

Results for the comparator arm of the study, derived from 499 contemporaneous patients from the Interagency Registry for Mechanically Assisted Circulatory Support (“INTERMACS”) demonstrated 90% success of the primary endpoint at 180 days, as well as Kaplan-Meier survival at 180 days of 90%, and 86% at 360 days. Based on these results for the primary endpoint of the ADVANCE study, non-inferiority of the investigational device was established [p<0.001].

The final implant in ADVANCE was performed in February 2010, and the last follow-up evaluation at 180-days was in August 2010. HeartWare anticipates submission to the FDA of a premarket approval application (“PMA”) seeking approval of the HeartWare System for the bridge-to-transplant indication in December of this year, although we cannot assure you of the exact timing of this submission.

Corporate information

HeartWare International, Inc. was incorporated in Delaware on July 29, 2008 and became the successor issuer to HeartWare Limited, an Australian corporation, on November 13, 2008, as a result of the Australian Court approved redomiciliation of HeartWare Limited from Australia to Delaware. Prior to this date, HeartWare Limited was the ultimate parent company of the HeartWare Group and, following the redomiciliation, HeartWare International, Inc. became the ultimate parent company. In January 2009, HeartWare Limited was converted to an Australian private company and was renamed HeartWare Pty. Limited.

In connection with the 2008 redomiciliation referred to above, each holder of HeartWare Limited ordinary shares, share options or performance rights received one share of common stock, one stock option or one restricted stock unit, of HeartWare International, Inc., for every 35 of HeartWare Limited ordinary shares, share options or performance rights, respectively, held by such holder. Unless the context requires otherwise, all information in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference herein regarding shares, options or other securities of HeartWare International, Inc. or HeartWare Limited, as applicable, including related data on a per unit basis, has been adjusted to give effect to the 2008 redomiciliation transaction, whether such information pertains to a date or period of time subsequent or prior to the redomiciliation transaction.

Our principal executive offices are located at 205 Newbury Street, Suite 101, Framingham, Massachusetts. Our telephone number is 1-508-739-0950. Our website address is www.heartware.com. We have included our website address in this prospectus as an inactive textual reference only. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus.

Currency

Unless indicated otherwise in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference herein, all references to “$”, “U.S.$” or “dollars” refer to United States dollars, the lawful currency of the United States of America. References to “AU$” refer to Australian dollars, the lawful currency of the Commonwealth of Australia, and references to “€” or “Euros” means Euros, the single currency of Participating Member States of the European Union.

Trademarks

HEARTWARE®, HVAD® and MVAD®, KRITON® and various company logos are the trademarks of the Company, in the United States, Australia and other countries. All other trademarks and trade names mentioned in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference herein are the property of their respective owners.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in any accompanying prospectus supplement and the documents incorporated by reference herein or therein, respectively, including the risks and uncertainties described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in Part II, Item 1A of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, which are incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

The risks and uncertainties described in any accompanying prospectus supplement and the documents incorporated by reference herein or therein, respectively, are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference herein or therein, respectively, actually occur, our business, financial condition and results of operations could be adversely affected in a material way.

USE OF PROCEEDS

When we offer securities, we will describe the intended use of the net proceeds from that offering in a prospectus supplement. Except as otherwise set forth in a prospectus supplement, we currently anticipate using the net proceeds from the sale of any of the securities offered under this prospectus for general corporate purposes, including selling, general and administrative expenses and research and development expenses. We may also use the net proceeds to make capital expenditures, repay any debt and/or obtain a license, invest in or acquire complementary businesses, products or technologies, although we have no current commitments or agreements with respect to any such investments or acquisitions as of the date of this prospectus. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion in the allocation of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. Pending these uses, the net proceeds may also be temporarily invested in short- and medium-term securities. We will not receive any of the proceeds from the sale of securities by any selling security holders.

RATIO OF EARNINGS TO FIXED CHARGES

We did not record earnings for any of the years ended December 31, 2009, 2008, 2007, 2006 or 2005, or for the nine-month period ended September 30, 2010. Accordingly, our earnings were insufficient to cover fixed charges in such periods and we are unable to disclose a ratio of earnings to fixed charges. The following table sets forth, for each of the periods presented, the dollar amount of the deficiency of earnings available to cover fixed charges. For purposes of computing the deficiency of earnings available to cover fixed charges, fixed charges represent interest expense, an estimate of the interest expense within rental expense, and amortization of deferred financing costs. We did not pay preferred stock dividends during these periods.

	Nine Months
	Ended
	September 30,	Fiscal Year Ended December 31,
	2010	2009	2008	2007	2006	2005
	(In thousands)

Ratio of earnings to fixed charges	—	—	—	—	—	—
Deficiency of earnings to cover fixed charges	$(22,370)	$(20,909)	$(23,764)	$(21,939)	$(17,427)	$(13,833)

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize material terms and provisions of the various types of securities that we may offer. When we, or one or more selling security holders to be identified in a prospectus supplement, offer to sell these securities, we will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. We will also include in the prospectus supplement information, when applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We, or one or more selling security holders, may sell from time to time, in one or more offerings, any one or more of the following:

•	common stock;

•	preferred stock;

•	debt securities;

•	warrants to purchase common stock, preferred stock and/or debt securities;

•	units consisting of common stock, preferred stock, debt securities and/or warrants in any combination; or

•	any combination of the foregoing securities.

In this prospectus, we refer to the common stock, preferred stock, debt securities, warrants and units collectively as “securities.”

If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 25,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of December 7, 2010, there were 13,878,311 shares of our common stock outstanding held of record by 19 holders.

The following description of the material terms of our capital stock is intended as a summary only and is qualified in its entirety by reference to the applicable provisions of the Delaware General Corporation Law, or the DGCL, and our Certificate of Incorporation and Bylaws, which are attached as Exhibits 3.1 and 3.2 to the Current Report on Form 8-K filed with the SEC on November 13, 2008 and incorporated by reference herein.

Common stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. The holders of our common stock do not have cumulative voting rights.

Holders of our common stock are entitled to receive proportionally any dividends when and as declared by our board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock.

Holders of our common stock do not have any conversion, redemption or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding.

Preferred stock

Our board of directors is authorized, without action by the stockholders and subject to any limitations prescribed by law, to designate and issue up to 5,000,000 shares of preferred stock in one or more series. Currently, no shares of preferred stock are designated or outstanding. The board of directors can fix the rights, preferences and privileges of the shares of each series of preferred stock and any of its qualifications, limitations or restrictions. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of our company and might harm the market price of our common stock.

Limitation on directors’ and officers’ liability

Our Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, a director of our company shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our Bylaws provide that, to the fullest extent permitted by Delaware law, we will indemnify, and advance expenses to, a director or officer in an action brought by reason of the fact that the director or officer is or was a director or officer of our company, or is or was serving at our request as a director or officer of any other entity, against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith. We maintain insurance to protect a director or officer against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under Delaware law.

Certain provisions of our certificate of incorporation and bylaws

Our certificate of incorporation and by-laws include a number of provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. Further, these provisions protect against an unsolicited proposal for our takeover that may affect the long-term value of our stock or that may otherwise be unfair to our stockholders. These include provisions:

•	establishing a classified board of directors, consisting of three classes of directors, and requiring that directors be removed only for cause;

•	authorizing our board of directors to issue from time to time any series of preferred stock and fix the designation, powers, preferences and rights of the shares of such series of preferred stock;

•	prohibiting stockholders from acting by written consent in lieu of a meeting;

•	requiring advance notice of stockholder intention to put forth director nominees or bring up other business at a stockholders’ meeting; and

•	prohibiting stockholders from calling a special meeting of stockholders.

Section 203 of the Delaware general corporation law

We are also subject to Section 203 of the DGCL, which in general prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Market trading

Our shares of common stock trade on the Nasdaq Global Market under the symbol of “HTWR”. Our shares of common stock also trade in the form of CHESS Depository Interests, or CDIs, each CDI representing one thirty-fifth of a share of our common stock, on the Australian Securities Exchange, or ASX, under the symbol “HIN”.

Transfer agent and registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock. Its address is 250 Royall Street, Canton, MA 02021.

DESCRIPTION OF DEBT SECURITIES

We may offer secured or unsecured debt securities, which may be senior or subordinated and which may be exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. The following description sets forth some general terms and provisions of the debt securities we may offer, but it is not complete. The particular terms of the debt securities offered and the extent, if any, to which the general provisions may not apply to the debt securities so offered will be described in the prospectus supplement relating to the debt securities.

Any debt securities will be issued, in one or more series, under an indenture, as supplemented from time to time, to be entered into between us and Wilmington Trust FSB, as trustee, or another trustee named in a prospectus supplement. The indenture is subject to any amendment or supplements that we may enter into from time to time as permitted under the indenture. The indenture will be qualified under the Trust Indenture Act of 1939 and is filed as an exhibit to the registration statement of which this prospectus forms a part. This description is not complete and is subject to, and qualified in its entirety by reference to all of the provisions of the indenture, as supplemented, governing the debt securities.

The following summaries of material provisions of the debt securities and the indenture are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities, including the definitions therein of terms.

General

The indenture sets forth the specific terms of any series of debt securities or provides that such terms will be set forth in, or determined pursuant to, an authorizing resolution and officers’ certificate or a supplemental indenture, if any, relating to that series.

If applicable, each prospectus supplement will describe the following terms relating to a series of debt securities:

•	the title of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and, if they are subordinated debt securities, the terms of subordination;

•	any limit on the amount of debt securities that may be issued;

•	whether any of the debt securities will be issuable, in whole or in part, in temporary or permanent global form or in the form of book-entry securities;

•	the maturity dates of the debt securities;

•	the annual interest rates (which may be fixed or variable) or the method for determining the rates and the dates interest will begin to accrue on the debt securities, the dates interest will be payable, and the regular record dates for interest payment dates or the method for determining the dates;

•	the places where payments with respect to the debt securities shall be payable;

•	our right, if any, to defer payment of interest on the debt securities and extend the maximum length of any deferral period;

•	the date, if any, after which, and the prices at which, the series of debt securities may, pursuant to any optional redemption provisions, be redeemed at our option, and other related terms and provisions;

•	the dates, if any, on which, and the prices at which we are obligated, pursuant to any sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and other related terms and provisions;

•	the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	any mandatory or optional sinking fund or similar provisions with respect to the debt securities;

•	any index used to determine the amount of payments of the principal of, and premium, if any, and interest on, the debt securities and the manner in which the amounts shall be determined;

•	the terms pursuant to which the debt securities are subject to defeasance;

•	the terms and conditions, if any, pursuant to which the debt securities are secured; and

•	any other material terms of the debt securities.

The debt securities may be issued as original issue discount securities. An original issue discount security is a debt security, including any zero-coupon debt security, which:

•	is issued at a price lower than the amount payable upon its stated maturity; and

•	provides that, upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity shall become due and payable.

United States federal income tax considerations applicable to debt securities sold at an original issue discount will be described in the applicable prospectus supplement.

Under the indenture we will have the ability, without the consent of the holders, to issue debt securities with terms different from those of debt securities previously issued and to issue additional debt securities with the same terms as debt securities previously issued, in an aggregate principal amount determined by us; provided that if such additional debt securities are issued with the same CUSIP number as previously issued debt securities, such additional debt securities must be fungible with such previously issued debt securities for U.S. federal income tax purposes.

Conversion or exchange rights

The terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock or other of our securities will be described in the applicable prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at our option, and may include provisions pursuant to which the number of shares of our common stock or other of our securities to be received by the holders of the series of debt securities would be subject to adjustment.

Consolidation, merger or sale of assets

Unless we provide otherwise in the applicable prospectus supplement, the indenture will provide that we may not consolidate with or merge into any other person, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor or transferee person (if not us) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person (if not us) expressly assumes by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee the due and punctual payment of the principal of (and premium, if any) and interest on each series of outstanding securities and the performance of every covenant contained in the indenture; and

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture.

Events of default under the indenture

Unless we provide otherwise in the applicable prospectus supplement, the following will be events of default under the indenture with respect to any series of debt securities issued:

•	default in any payment of interest on any debt securities of that series when due and payable, if the default continues for a period of 30 days;

•	default in the payment of principal of any debt securities of that series when due and payable;

•	default in the deposit of any principal payment into the sinking fund, when and as due by the terms of any debt securities of that series and the indenture;

•	our failure to comply with our obligations under “— Consolidation, merger or sale of assets;”

•	our failure for 75 days after written notice from the trustee or the holders of at least 25% in principal amount of the debt securities of that series then outstanding has been received to comply with any of our other agreements contained in the indenture, the supplemental indenture for such series of debt securities or certificates representing the debt securities;

•	default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed, in excess of $25 million in the aggregate of us and/or any such subsidiary (it being understood that the amount of any indebtedness will be determined after giving effect to any prior repayment thereof) whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable if such declaration of acceleration is not rescinded or annulled within 10 days after we have received notice of such acceleration or (ii) constituting a failure to pay the principal of any such debt in excess of $25 million when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise if such default is not cured or waived within 10 days after the date when the payment was due; provided that in the case of clause (i), if such declaration of acceleration is annulled or rescinded or, in the case of clause (ii), if such default is cured or waived, the related event of default with respect to the debt securities of such series will be deemed to be cured for purposes of the indenture; or

•	certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X; or

•	a final judgment for the payment of $25 million or more (excluding any amounts covered by insurance) rendered against us or any of our subsidiaries, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

The supplemental indenture or the form of note for a particular series of debt securities may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of debt securities, see the prospectus supplement relating to the series.

If an event of default with respect to debt securities of any series occurs and is continuing, the trustee or the holders of 25% of the aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us (and to the trustee if notice is given by the holders), may declare the unpaid principal of or premium, if any, and accrued interest, if any, on the debt securities of that series due and payable immediately.

The holders of a majority of the aggregate principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding:

•	payment of principal of or premium, if any, or interest on the debt securities; or

•	those covenants described under the subsection “— Modification of Indenture; Waiver” that cannot be modified or amended without the consent of each holder of any outstanding debt securities affected.

Any waiver shall cure the default or event of default.

Subject to the terms of the indenture (as supplemented), if an event of default under the indenture occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the applicable series of debt securities, unless the holders have offered the trustee reasonable indemnity satisfactory to it. The holders of a majority of the aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	such direction would not be in conflict with any rule of law or with the indenture;

•	the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction;

•	with respect to actions relating to the outstanding debt securities of any one series, such direction is not unduly prejudicial to the rights of holders of debt securities of such series not taking part in such direction; and

•	such direction would not involve the trustee in personal liability, as the trustee, upon being advised by counsel, shall reasonably determine.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of 25% of the aggregate principal amount of the outstanding debt securities of that series have made written request to the trustee, and the holders have offered reasonable indemnity satisfactory to the trustee to institute proceedings; and

•	the trustee does not institute a proceeding for 75 days thereafter, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within a specified period set forth in the applicable prospectus supplement after the notice, request and offer.

These limitations will not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal of or premium, if any, or interest on the debt securities.

We will periodically file statements with the trustee regarding whether we are in default in the performance and observance of any of the terms, provisions and conditions of the indenture.

Modification of the indenture; waiver

We and the trustee may, without the consent of the holders of the debt securities of any series issued under such indenture, enter into supplemental indentures for, among others, one or more of the following purposes:

•	to evidence the succession of another person and the assumption by such successor of its obligations under the indenture and the debt securities;

•	to add covenants to the indenture or surrender of any of our rights, or add any rights for the benefit of the holders of debt securities;

•	to provide any additional events of default for the benefit of the holders of all or any series of debt securities and any related coupons (and if such events of default are to be for the benefit of less than all series of debt securities, stating that such events of default are being included solely for the benefit of such series);

•	to add to or change any of the provisions of the indenture to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal of or any premium or interest on bearer securities, to permit bearer securities to be issued in exchange for registered securities, to permit bearer securities to be issued in exchange for bearer securities of other authorized denominations or to permit or facilitate the issuance of securities in uncertificated form, provided that any such action shall not adversely affect the interests of the holders of securities of any series or any related coupons in any material respect;

•	to change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of any such provision;

•	to establish the form or terms of any other series of debt securities, including any subordinated securities;

•	to evidence and provide the acceptance of any successor trustee with respect to the debt securities or one or more other series of debt securities under the indenture or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the indenture;

•	to cure any ambiguity, omission, defect or inconsistency in such indenture;

•	to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities;

•	to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939; and

•	to conform the indenture to the provisions set forth in the description of the securities in the applicable prospectus supplement, prospectus or offering document.

With certain exceptions, the indenture or the rights of the holders of the debt securities may be modified by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series then outstanding affected thereby (considered together as one class), but no such modification may be made without the consent of the holder of each outstanding note affected thereby that would:

•	change the maturity of the principal of, or any premium on, or any installment of principal of or interest on any debt securities; or the terms of any sinking fund with respect to any security; or reduce the principal amount or any premium or the rate or manner of calculating interest or any premium payable upon redemption or repayment of any debt securities, or change the dates or periods for any redemption or repayment or change any of our obligations to pay additional amounts to any holder who is not a United States person in respect of any tax, assessment or governmental charge as contemplated and limited by the indenture, or reduce the amount of the principal of an original issue discount security of such series that would be due and payable upon an acceleration of the maturity thereof pursuant to the terms of the indenture, or upon the redemption thereof, or the amount thereof provable in bankruptcy pursuant to the terms of the indenture, or adversely affect any right of repayment at the option of any holder of any security of such series, or change any place of payment where, or the coin or currency in which, any principal, premium or interest is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption or repayment date) or modify the provisions of the indenture with respect to mandatory redemption or repayment at the option of the holder in a manner adverse to any holder of any debt securities or any coupons appertaining thereto or adversely affect any right to convert or exchange any debt security as provided in the indenture;

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture or reduce the requirements for quorum on voting with respect to debt securities of such series that are provided for in the indenture; or

•	modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph and the percentage required to waive past default with respect to a series of debt securities, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each of the outstanding debt securities affected thereby.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant Defeasance.  Under current United States federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay debt securities of a series. In order to achieve covenant defeasance, we must do the following:

•	Deposit in trust for the benefit of all holders of such debt securities a combination of money and government or government agency debt securities or bonds in the relevant currency that will generate enough cash to make interest, principal and any other payments on the debt securities of such series in the relevant currency on their various due dates.

•	Deliver to the trustee a legal opinion of our counsel confirming that, under current United States federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities of such series any differently than if we did not make the deposit and just repaid such debt securities ourselves at maturity.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance.  If there is a change in United States federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•	We must deposit in trust for the benefit of all holders of the debt securities of such series a combination of money and government or government agency debt securities or bonds in the relevant currency that will generate enough cash to make interest, principal and any other payments on the debt securities of such series in the relevant currency on their various due dates.

•	We must deliver to the trustee a legal opinion confirming that there has been a change in current United States federal tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing you to be taxed on the debt securities of such series any differently than if we did not make the deposit and just repaid such debt securities ourselves at maturity. Under current

United States federal tax law, the deposit and our legal release from the debt securities of such series would be treated as though we paid you your share of the cash and debt securities or bonds at the time the cash and debt securities or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on your debt securities at the time of the deposit.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities of such series. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If you hold subordinated securities, you would also be released from the subordination provisions described later under “— Subordination of Subordinated Debt Securities.”

Legal defeasance and full defeasance are both subject to certain conditions, such as no default or event of default occurring and continuing, and no breach of any material agreement.

Form, exchange and transfer

The debt securities of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture will provide that debt securities of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, unless the prospectus supplement provides otherwise.

Subject to the terms of the indenture and the limitations applicable to global securities detailed in the applicable prospectus supplement, debt securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar) at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar and any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If the debt securities of any series are to be redeemed, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except for the unredeemed portion of any debt securities being redeemed in part.

Information concerning the trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only the duties specifically set forth in the indenture and, upon an event of default under an indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given to it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity is not reasonably assured to it.

Payment and paying agents

Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt securities on any interest payment date will be made to the person in whose name the debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for the payment of interest.

Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that, unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in the prospectus supplement, the corporate trust office of the trustee will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent or the trustee for the payment of the principal of, or any premium or interest on, any debt securities which remain unclaimed at the end of two years after the principal, premium, or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing law

Unless otherwise indicated in the applicable prospectus supplement, the indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of subordinated debt securities

Any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to some of our other indebtedness to the extent described in a prospectus supplement. Any subordination provisions of a particular series of debt securities will be set forth in the officer’s certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. The indenture will not limit the amount of subordinated debt securities that we may issue, nor will it limit us from issuing any other secured or unsecured debt.

Book-entry debt securities

We will make payments on each series of book-entry debt securities to DTC or its nominee as the sole registered owner and holder of the global security. Neither we nor the trustee nor any of our or its agents will be responsible or liable for any aspect of DTC’s records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC’s records relating to the beneficial ownership interests or with respect to its performance of its obligations under the rules and regulations governing its operations.

We understand that when DTC receives any payment on a global security, it will immediately, on its book-entry registration and transfer system, credit the accounts of participants with payments in amounts proportionate to their beneficial interests in the global security as shown on DTC’s records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices (as is the case with securities held for customer accounts registered in “street name”) and will be the sole responsibility of the participants.

A global security representing a series will be exchanged for certificated debt securities of that series if (a) DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor within 90 days or (b) we decide that the global security shall be exchangeable. If that occurs, we will issue debt securities of that series in certificated form in exchange for the global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for debt securities of the series equal in principal amount to that beneficial interest and to have those debt securities registered in its name. We would issue the certificates for the debt securities in denominations of $1,000 or any larger amount that is an integral multiple thereof, and we would issue them in registered form only, without coupons.

We understand that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

DESCRIPTION OF WARRANTS

We may issue warrants, including warrants to purchase common stock, preferred stock or debt securities or any combination of the foregoing. Warrants may be issued independently or as part of a unit with any other securities and may be attached to or separate from the underlying securities. We may issue warrants directly or under a warrant agreement to be entered into between us and a warrant agent, as detailed in the prospectus supplement relating to warrants being offered. Any warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

A prospectus supplement relating to any warrants being offered will include specific terms relating to the offering, including a description of any other securities sold together with the warrants. These items will include:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount, and terms of the common stock, preferred stock or debt securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	any terms relating to the modification of the warrants;

•	the terms of any rights to redeem or call the warrants;

•	information with respect to book-entry procedures, if any;

•	discussion of any material federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures, and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other classes of securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	a discussion of material federal income tax considerations, if applicable; and

•	whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

We, or one or more selling security holders to be identified in a prospectus supplement, may sell the offered securities in one or more of the following ways:

•	through an underwriter or underwriters;

•	through dealers;

•	through agents;

•	directly to one or more purchasers, including affiliates of ours; or

•	through a combination of any of these methods of sale.

The applicable prospectus supplement will contain the terms of the offerings of any securities. The public offering price and any discount or concessions allowed or reallowed to dealers may be changed from time to time. The applicable prospectus supplement will contain the expected time of delivery of the securities for which this prospectus is delivered.

Unless otherwise indicated in the applicable prospectus supplement, if underwriters are used in the sale of the securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the securities if any are purchased. In connection with the sale of securities, underwriters may receive compensation from us, one or more selling security holders, or purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters and one or more selling security holders may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Underwriters, agents or dealers participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. The securities may be sold in one or more transactions either at a fixed price or at prices which may be changed based on market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We may indemnify the underwriters, agents or dealers who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act. We may also contribute to payments that the underwriters, dealers or agents or any of their controlling persons may be required to make in respect of such liabilities. Underwriters, agents or dealers may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

If so indicated in a prospectus supplement or term sheet, we may authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. These contracts will be subject only to those conditions contained in the prospectus supplement. The prospectus supplement will also contain the commission payable for solicitation of any of these contracts.

Offers to purchase securities may be solicited directly by us and sales of securities may be made by us directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the securities. The terms of any such sales will be described in the prospectus supplement relating to the securities.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Shearman & Sterling LLP, New York, New York.

EXPERTS

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus by referring you to publicly filed documents that contain the omitted information.

You can read and copy any materials on file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the internet at www.sec.gov.

The information incorporated by reference is an important part of this prospectus, and the information we later file with the SEC will automatically update and supersede earlier information. We incorporate by reference the following documents filed with the SEC by us and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of our common stock covered by this prospectus and such filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement (except, in each case, for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

•	our Current Reports on Form 8-K filed January 26, 2010, February 2, 2010, April 26, 2010, May 6, 2010, August 19, 2010, September 7, 2010, September 30, 2010 and November 15, 2010 (only Items 8.01 and 9.01);

•	our definitive proxy statement on Schedule 14A filed on April 9, 2010; and

•	the description of our common stock included on Form 8-A filed on February 19, 2009.

You may also request a copy of the information we incorporate by reference in this prospectus at no cost by writing to us at HeartWare International, Inc., Attention: Investor Relations, 205 Newbury Street, Suite 101, Framingham, Massachusetts 01701, or by calling 1 508 739 0950.

Information is also available on our website at www.heartware.com. Information contained in, or accessible through, our website is not incorporated by reference into this prospectus.

     % Convertible Senior Notes due 2017

Prospectus supplement

J.P.Morgan

December   , 2010

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability or, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the notes or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.